UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒  No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS APRIL 20, 2009
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT
PRINCIPAL SHAREHOLDERS OF CRANE CO.
EXECUTIVE COMPENSATION
Management Organization and Compensation Committee Report
Summary Compensation Table
2008 Grants of Plan-Based Awards
2008 Outstanding Equity Awards at Fiscal Year-End
RETIREMENT BENEFITS
Pension Benefits
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Compensation of Directors
Director Compensation in 2008
OTHER AGREEMENTS AND INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER TRANSACTIONS AND RELATIONSHIPS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM FEES
AUDIT COMMITTEE REPORT
RATIFICATION OF THE SELECTION OF AUDITORS
PROPOSAL TO APPROVE 2009 STOCK INCENTIVE PLAN
PROPOSAL TO APPROVE 2009 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
PROPOSAL TO APPROVE 2009 CORPORATE EVA INCENTIVE COMPENSATION PLAN
SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION OF THE MACBRlDE PRINCIPLES
MISCELLANEOUS
Appendix A
Appendix B
Appendix C

CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 6, 2009

DEAR CRANE CO. SHAREHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of the Shareholders of Crane Co., at 10:00 a.m. Eastern Daylight Time on Monday, April 20, 2009 in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2008 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS
Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2009.

THIS PROXY STATEMENT AND THE 2008 ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT
WWW.CRANECO.COM/AR

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2009

March 6, 2009

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF THE SHAREHOLDERS OF CRANE CO. will be held in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 20, 2009 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four directors to serve for three-year terms until the Annual Meeting of Shareholders in 2012;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2009;

3.  To consider and vote on a proposal to approve the 2009 Stock Incentive Plan;

4.  To consider and vote on a proposal to approve the 2009 Non-Employee Director Compensation Plan;

5.	To consider and vote on a proposal to approve the 2009 Corporate EVA Incentive Compensation Plan;

6.	To consider and vote on a proposal submitted by certain shareholders concerning adoption of the MacBride Principles in reference to the operations of a Crane Co. subsidiary in Northern Ireland; and

7.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 27, 2009 as the record date for the meeting; shareholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.
100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2009

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 20, 2009, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting.

This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 6, 2009.

The enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy. If no directions are indicated, the proxy will be voted for each nominee named in this Proxy Statement for election as a director; for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2009; for the proposal to approve the 2009 Stock Incentive Plan; for the proposal to approve the 2009 Non-Employee Director Compensation Plan; for the proposal to approve the 2009 Corporate EVA Incentive Compensation Plan; and against the shareholder proposal concerning the MacBride Principles. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Counsel has advised us that these procedures are consistent with the requirements of applicable law. The enclosed proxy card includes specific instructions to be followed by any shareholder of record interested in voting by telephone or on the Internet.

Outstanding Shares and Required Votes.  As of the close of business on February 27, 2009, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 58,441,380 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting.

Candidates for the Board of Directors will be elected if more votes are cast in favor of the candidate than against the candidate by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Pursuant to the rules of the New York Stock Exchange (the “NYSE”), the 2009 Stock Incentive Plan and 2009 Non-Employee Director Compensation Plan requires the affirmative vote of a majority of votes cast on the particular proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Shareholders may abstain from voting on any or all proposals expected to be brought before the meeting. Abstentions will have no effect on the election of directors, as each candidate will be elected if the number of votes cast in favor of that candidate exceeds the number of votes cast against him. On all other matters, abstaining from voting will have the same effect as a negative vote.

Under the rules of the NYSE, brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (“broker non-votes”). The NYSE has advised us that member firms of the NYSE may vote without specific instructions from beneficial owners on the election of directors and the ratification of the selection of auditors. Broker non-votes do not count as votes cast for or against the question, and therefore will not affect the outcome of the voting at the meeting.

ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members divided into three classes.

At the Annual Meeting, Gen. Donald G. Cook (Ret.), Mr. Robert S. Evans, Mr. Eric C. Fast and Mr. Dorsey R. Gardner have been nominated for election by shareholders to hold office for three-year terms until the Annual Meeting in 2012 and until their successors are elected and qualified.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the four nominees (all of whom are current members of the Board) be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s age, position with Crane Co. if any, period of service as a Crane Co. director, business experience during at least the past five years and directorships in other public companies. Holdings of Crane Co. stock as of February 27, 2009, are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days. No director except Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. For more information on shareholdings of directors and officers, please see Beneficial Ownership of Common Stock by Directors and Management, page 10.

Common Shares
Beneficially
Owned

Nominees to Be Elected For Terms to Expire in 2012

DONALD G. COOK	10,042
Age 62; Director since August 2005. General, United States Air Force (Retired). Commander, Air Education and Training Command, Randolph Air Force Base, San Antonio, TX from December 2001 to August 2005. Vice Commander, Air Combat Command, Langley Air Force Base, Hampton, VA from June 2000 to December 2001. Vice Commander, Air Force Space Command, Peterson Air Force Base, Colorado Springs, CO from July 1999 to June 2000. Other directorships: Burlington Northern Santa Fe Corporation; Hawker Beechcraft Inc.; USAA Federal Savings Bank.

R. S. EVANS	512,419
Age 64; Director since 1979. Chairman of the Board of Crane Co. since April 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001. Other directorships: HBD Industries, Inc; Huttig Building Products, Inc.

ERIC C. FAST	1,613,608
Age 59; Director since 1999. President and Chief Executive Officer of Crane Co. since April 2001. President and Chief Operating Officer of Crane Co. from September 1999 to April 2001. Other directorships: Automatic Data Processing Inc.; National Integrity Life Insurance.

DORSEY R. GARDNER	51,868
Age 66; Director from 1982 to 1986 and since 1989. President, Kelso Management Company, Inc., Boston, MA (investment management) since 1980. Other directorships: Huttig Building Products, Inc.; Kelso Management Company, Inc; Otologics, LLC; The Thomas Group, Inc.

Common Shares
Beneficially
Owned

Directors Whose Terms Expire in 2011

E. THAYER BIGELOW	70,078
Age 67; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since September 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since October 1998. Other directorships: Huttig Building Products, Inc.; Lord Abbett & Co. Mutual Funds (42 funds).

PHILIP R. LOCHNER, JR	5,173
Age 65; Director since December 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A commissioner of the Securities and Exchange Commission from 1990 to 1991. Other directorships: Clarcor Inc.; CMS Energy Corporation.

RONALD F. MCKENNA	13,670
Age 68; Director since January 2006. Retired December 2005 as Chairman, and December 2004 as President and Chief Executive Officer, of Hamilton Sundstrand Corporation, a subsidiary of United Technologies Corporation, Hartford, CT (high technology products and services for building and aerospace industries). President and Chief Executive Officer of Hamilton Sundstrand Corporation from 1999 through December 2004.

CHARLES J. QUEENAN, JR.	31,678
Age 78; Director since 1986. Senior Counsel (retired) since 1995, and prior thereto Partner, K&L Gates LLP, Pittsburgh, PA (attorneys at law).

Directors Whose Terms Expire in 2010

KAREN E. DYKSTRA	18,106
Age 50; Director since 2004. Partner, Plainfield Asset Management LLC, Greenwich, CT (a registered investment advisor) since January 2007, and Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Greenwich, CT (a direct lending and investment business of Plainfield Asset Management LLC) since May 2006. Vice President — Finance and Chief Financial Officer of Automatic Data Processing, Inc. (“ADP”), Roseland, NJ (provider of computerized transaction processing, data communications and information services) from January 2003 to May 2006. Vice President — Finance of ADP from July 2001 to January 2003. Corporate Controller of ADP from October 1998 to July 2001. Other directorships: Gartner, Inc.; Plainfield Direct Inc.

RICHARD S. FORTÉ	18,570
Age 64; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from January 2002 to April 2004. President, Dawson Forté Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc.

Common Shares
Beneficially
Owned

WILLIAM E. LIPNER	26,735
Age 61; Director since 1999. Chairman and Chief Executive Officer, Insight Express, Inc., Stamford, CT (online marketing research services) since April 2005. Executive Vice Chairman, Taylor Nelson Sofres PLC, London, England (market research services) from July 2003 to March 2004. Chairman and Chief Executive Officer, NFO WorldGroup, Inc., Greenwich, CT (marketing information research services worldwide) from 1982 to March 2004. Other Directorships: Insight Express, Inc.; Branches Station Ltd.; Highland Resorts Ltd.

JAMES L. L. TULLIS	32,925
Age 61; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Lord Abbett & Co. Mutual Funds (42 funds).

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/governance. Copies are also available in print free of charge upon request to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

Conflicts of Interest; Transactions with Related Persons.  Crane Co. has established a Conflict of Interest Policy, CP-103, to which all directors, officers and salaried employees are subject. Those subject to the policy are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable SEC rules.

Attendance.  The Board of Directors met eight times during 2008. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2008 Annual Meeting.

Executive Sessions of Non-Management Directors.  Four of the meetings of the Board during 2008 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.  The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the director’s annual retainer. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of December 31, 2007, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline. As of December 31, 2008, however, the sharp decline in the Company’s stock price had caused five directors to fall out of compliance with the guideline. The Board of Directors has determined that each such director shall have a reasonable time to reestablish compliance with the ownership guideline.

Shareholder Communications with Directors.  The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.  No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence pursuant to the guidelines and requirements set forth by the NYSE. Any of the following relationships would preclude a director from qualifying as an independent director:

•	The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or CEO, unless at least three years have passed since the end of such employment relationship.

•	The director is or was within the past three years an executive officer or an employee, or the director’s immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of the other organization’s consolidated gross revenues.

•	The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•	The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•	The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•	The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, are available on our website at www.craneco.com/governance. Copies are also available in print free of charge upon request to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

Independence of Directors.  The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director, other than Mr. Fast and Mr. Evans, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that all of Crane Co.’s directors, other than Mr. Fast and Mr. Evans, are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Evans serves as non-executive Chairman of the Board pursuant to an employment agreement under which he receives cash compensation of $100,000 per year and medical and dental insurance benefits comparable to those available to the Company’s employees generally, maintains an office and secretarial support at Crane Co.’s principal executive office and is permitted to use the corporate aircraft for personal travel. See “Other Agreements and Information” below. Mr. Fast is President and Chief Executive Officer of Crane Co.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above, noted among other things the matters described under the caption “Other Transactions and Relationships” on page 35, and determined that the amount and nature of such transactions were not likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters.  The Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. Copies of the charters of all three committees are available on our website at www.craneco.com/governance. Copies are also available in print free of charge upon request to Crane Co., addressed to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The memberships of these committees during 2008 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• K. E. Dykstra (Chair)
• R. S. Evans (Chair)	• R. S. Forté
• E. C. Fast	• D. R. Gardner
• C. J. Queenan, Jr.	• P. R. Lochner, Jr.

Nominating and Governance Committee:	Management Organization and Compensation Committee:
• E. T. Bigelow	• E. T. Bigelow (Chair)
• D. R. Gardner (Chair)	• D. G. Cook
• P. R. Lochner, Jr.	• W. E. Lipner
• C. J. Queenan, Jr.	• R. F. McKenna
• J. L. L. Tullis

Audit Committee.  The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met ten times in 2008, including four meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears on page 36.

Audit Committee—Qualifications.  All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that Ms. Dykstra is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Nominating and Governance Committee.  The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. The Nominating and Governance Committee met four times in 2008.

Management Organization and Compensation Committee.  The duties of the Management Organization and Compensation Committee include:

•	Coordinating the annual evaluation of the Chief Executive Officer;

•	Recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer;

•	Reviewing the compensation of other officers and business unit presidents;

•	Reviewing director compensation;

•	Administering the EVA Incentive Compensation Plan and Stock Incentive Plan;

•	Reviewing and approving any significant changes in or additions to compensation policies and practices; and

•	Reviewing management development and succession planning policies.

The Management Organization and Compensation Committee met five times in 2008. The Management Organization and Compensation Committee’s report appears on page 22.

Independence of Committee Members.  As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the NYSE and in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.  The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee met three times during 2008.

Director Nominating Procedures.  Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.  Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as our Chief Executive Officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.  In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	the name and business address of the proposed candidate;

•	qualifications to be a director of Crane Co.;

•	a description of what would make the proposed candidate a good addition to the Board;

•	a description of any relationships that could affect the proposed candidate’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of the proposed candidate’s willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee, including, without limitation, the number of shares of Crane Co. stock beneficially owned by the proposed candidate.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 21, 2009, and no later than January 20, 2010.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy.  On January 26, 2009, the Board of Directors adopted an amendment to the By-Laws providing that directors running for re-election to the Board without opposition must receive a majority of votes cast. Any Director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders voted against such Director’s re-election, the qualifications of the Director (including, for example, whether the Director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other Directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis on page 12. Directors also receive 50% of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the 2007 Non-Employee Director Compensation Plan. Beneficial ownership of stock by the non-executive directors, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors and executive officers of Crane Co. as a group as of February 27, 2009 is as follows:

Title of	Name of							Percent of
Class	Beneficial Owner	Amount and Nature of Beneficial Ownership(1)						Class
		Shares	Shares/Share Units		Shares in
		Owned	Under	Stock Options	Company	Total Shares
		Directly or	Restricted	Exercisable	Savings Plan	Beneficially
		Beneficially	Stock Plans(2)	Within 60 Days	(401(k))	Owned

Common Stock	E. T. Bigelow	30,862	1,816	37,400	—	70,078		*
	D. G. Cook	3,226	1,816	5,000	—	10,042		*
	K. E. Dykstra	8,790	1,816	7,500	—	18,106		*
	R. S. Evans	500,721	—	—	11,698	512,419		*
	E. C. Fast	331,172	207,305	1,072,500	2,631	1,613,608		2.7%
	R. S. Forté	11,871	2,699	4,000	—	18,570		*
	D. R. Gardner	14,152	1,816	35,900	—	51,868		*
	W. E. Lipner	7,919	1,816	17,000	—	26,735		*
	P. R. Lochner	350	2,699	2,124	—	5,173		*
	R. F. McKenna	6,971	2,699	4,000	—	13,670		*
	C. J. Queenan	29,862	1,816	—	—	31,678		*
	J. L. L. Tullis	15,609	1,816	15,500	—	32,925		*
	T. J. MacCarrick	—	9,000	—	—	9,000		*
	M. H. Mitchell	25,446	15,500	21,250	1,458	63,654		*
	A. I. duPont	63,542	26,598	265,000	3,441	358,581		*
	B. L. Ellis	58,183	19,412	249,185	4,558	331,338		*
	Other Executive Officers (10 persons)	153,473	103,192	449,503	23,114	729,282		1.2%

	Total – Directors and Executive Officers as a Group (26 persons)	1,262,149	401,816	2,185,862	46,900	3,896,727	(3)	6.4%

*	Less than one percent.

(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

(2)	Restricted shares are subject to forfeiture if established service conditions are not met.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co., page 11); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont and two other executive officers, Ms. E. M. Kopzick and Mr. A. L. Krawitt, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 27, 2009, employees and former employees of Crane Co. held 2,132,110 shares of Common Stock in the Crane Co. Savings and Investment Plan and 693 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 27, 2009.

		Amount and
		Nature of
	Name and Address	Beneficial		Percent
Title of Class	of Beneficial Owner	Ownership		of Class

Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.3%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	5,350,262	(2)	9.2%
Common Stock	Sprucegrove Investment Management Ltd. 181 University Avenue, Suite 1300 Toronto, Ontario, Canada M5H 3M7	3,175,950	(3)	5.4%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, E. M. Kopczick and A. L. Krawitt, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in an amended Form 13F filed February 13, 2009, giving information on shareholdings as of December 31, 2008. The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Asset Management, Inc. (4,007,962 shares) and Gabelli Funds, LLC (1,342,300 shares). According to documents filed with the Securities and Exchange Commission, each of such entities is a registered investment adviser and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange-listed asset management and financial services company.

(3)	As reported in a Schedule 13G filed jointly by Sprucegrove Investment Management Ltd. and John Watson on February 13, 2009, giving information on shareholdings as of December 31, 2008. According to such Schedule 13G, Sprucegrove Investment Management Ltd., an investment adviser, beneficially owns 3,174,950 shares, and John Watson, an individual and a control person with respect to the reporting group, beneficially owns 1,000 shares, of Crane Co. stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis explains Crane Co.’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 23. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.

Overview of 2008

The Company’s operating performance in 2008 was comprised of a record first half, with operating profit and earnings per share up 15.3% and 21.2%, respectively, over the first half of 2007, followed by a rapidly deteriorating second half, with operating profit and earnings per share down 29.0% and 29.3%, respectively, from the second half of 2007, excluding special items in 2007 and 2008. The worldwide economic crisis that struck in the third and fourth quarter clearly impacted the Company’s operating performance, and the record stock market decline had an even greater negative effect on the Company’s stock price. During the first half of 2008, the Company’s stock traded in the range of $33.54 to $46.30. During the second half of 2008, the Company’s stock traded as low as $10.87, closing at $17.24 on December 31, 2008.

These conditions have had a significant impact on the compensation of the Company’s executive officers and other employees, as well as the Company’s directors. For example, under the Corporate EVA Incentive Compensation Plan based on principles of economic value added (“EVA”), the aggregate corporate EVA bonus pool for 2008, determined in January 2009, was a negative $827,000, compared to a positive $6,548,000 for 2007. Under these circumstances, the EVA Plan provides that bonuses may be paid out of awards from previous years that were not paid out currently but were set aside in “bank accounts” for participating executives. Even with these bank accounts, however, the total bonus payment to Corporate EVA participants declined 37 percent from the prior year. After these payments and the application of the negative award, the Corporate EVA bank accounts were substantially reduced and certain executives had zero balances. The Committee determined that, given the impact of these economic conditions on the EVA calculation and the negative EVA awards for 2008 received by all participants in the Corporate EVA Plan and certain operating group EVA plans, any resulting negative balances would be reset to zero. See “Design and Operation of Executive Compensation Program — EVA” on page 15.

The decline of the Company’s stock price in September, October and November left the stock trading in a range that was below the strike price of virtually all outstanding stock options. The weighted average exercise price for stock options outstanding at December 31, 2008 was $31.83 per share, compared to the year end closing price of $17.24. For a number of key executives hired within the past three years, who have not yet been able to exercise many options or accumulate shares of restricted stock (which itself has declined substantially in value), previously granted equity awards have virtually no retention value, and very little incentive value. While the awards granted in January 2009 have begun to address this problem, the Committee believes that additional action is required in this regard. However, there are certain constraints imposed by the number of shares available under the 2007 Stock Incentive Plan, as well as the Board’s commitment to shareholders in the 2007 proxy statement not to exceed a “burn rate” of 2.57 percent over the three year period 2007-2009.

Significant Committee Actions in 2008

The Committee met five times in 2008. In January the Committee reviewed executive officer salaries, approved the calculation of EVA incentive compensation bonuses for executive officers, approved grants of stock options and restricted stock to executive officers and other key employees, approved grants of restricted stock to certain executive officers to restore pension benefits limited by federal tax regulations and approved the Benefit Equalization Plan on a going forward basis to restore such pension benefits upon retirement rather than via grants of restricted stock. See “Adoption of Benefit Equalization Plan” on page 19.

In February 2008, the Committee approved the cost of equity and certain other parameters under the EVA Plan for the 2008 Plan year, as well as an amendment of the EVA Plan for operating units to permit the payout of up to one-half of the bank balance after application of the current year award, at the discretion of the Chief Executive Officer, rather than the fixed formula of one-third of such balance. The Committee also reviewed tally sheets for each executive officer, compiling 2007 compensation and wealth accumulation from stock option exercises and restricted stock vesting in the past three years, as well as potential payments upon termination of employment, including in connection with a change in control. The Committee also reviewed and approved the Compensation Discussion and Analysis set forth in the proxy statement for the annual meeting of shareholders in April 2008.

In July 2008, with the assistance of its independent compensation consultant, Hewitt Associates, the Committee reviewed the Company’s compensation peer group established in 2006 and determined to modify the peer group incrementally to maintain appropriate alignment in terms of size and business characteristics, adding four companies and deleting four companies. The Committee received a report from Hewitt on executive compensation trends and corporate governance, including discussion of clawback policies for recovery of compensation from management in the event of restatement of the financial statements due to misconduct; such a policy was adopted at the October meeting. The Committee also received a report from Hewitt analyzing the Company’s severance and change in control provisions in comparison to the peer group. See “Role of Peer Group Analysis” on page 14.

In October 2008, the Committee reviewed a report from Hewitt on the relationship of realized pay and performance for the Company in comparison to the peer group companies. The Committee approved a clawback policy and reviewed a proposal from management to include an alternative retirement provision, based on age 62 with 10 years of service rather than age 65 only, in future grants of stock options and restricted stock and Benefit Equalization Plan benefits. The Committee also reviewed reports from management regarding share usage under the 2007 Stock Incentive Plan and the need for additional share authorization in 2009. See “Adoption of Clawback Policy” on page 20.

In December 2008, the Committee received the annual report from the Vice President-Human Resources on the Company’s intellectual capital, including discussion of the strengths and weaknesses of key leaders and appropriate development plans, as well as succession planning for the Chief Executive Officer and other senior leadership positions. The Committee reviewed and approved a revised proposal from management regarding alternative retirement provisions for future grants of stock options, restricted share units to replace restricted stock and retirement benefits under the Benefit Equalization Plan. The Committee also reviewed the year-end compensation outlook for EVA bonus awards and available shares under the Stock Incentive Plan, taking note of the severe economic downturn and dramatic stock price decline in the latter part of the year as noted above. See “Stock-Based Compensation — Alternative Retirement Provisions” on page 18.

Objectives of the Executive Compensation Program

Crane Co.’s executive compensation program is designed and operated with the following objectives:

•	To attract and retain highly-qualified executives;

•	To provide those executives with incentives to continuously improve operating results and to increase shareholder value without encouraging unnecessary and excessive risk-taking by our executives;

•	To provide benefit programs that are competitive with those of relevant peer companies; and

•	To ensure continuity in the event of a change-in-control transaction.

In pursuit of these objectives, our executive compensation program includes the following elements, each of which is more thoroughly described in this Compensation Discussion and Analysis:

Short-Term:  Crane Co. endeavors to pay its executives annual base salary at competitive levels, generally targeting the 50th percentile of pay scales for similar positions at companies within our peer group (see the discussion below captioned “Role of Peer Group Analysis”). Certain perquisites that have been judged to be reasonable and competitive elements of compensation are provided to senior executives as well.

Short- to Medium-Term:  The principal means of short- to medium-term compensation are the corporate and operating group economic value added (EVA) plans, which are described below. For senior executives who participate in the corporate or operating group EVA plans, including all the named executive officers, this amount is contingent on firm wide or group financial performance as well as on individual performance. These plans are designed to allow executives to share directly in the economic value added to the business during the year, but contain features for target bonuses and deferred payment to encourage retention as well as to buffer individuals against year-to-year variations in the results of the business.

Long-Term:  Long-term compensation, which consists primarily of grants of stock options and restricted stock, is granted in order to focus the attention and efforts of executives and other key employees on shareholder return; for retention purposes, these grants typically vest over a period of years. Prior to 2007, Crane Co. granted options to purchase Crane Co. stock which vest 50% after one year, 75% after two years and in full after three years; however, beginning with the grants made in January 2007, stock options vest 25% per year over four years. We changed the term of stock options from 10 years to six years in 2004. We also make annual grants of restricted stock, which, before 2007, generally vested one-third after one year, two-thirds after two years and fully after three years; beginning in 2007, restricted stock grants vest 25% per year over four years.

Crane provides a 401(k) plan for substantially all its U.S. employees, and matches 50% of employee contributions up to six percent subject to Internal Revenue Code limitations; such matching contributions are paid in shares of Crane Co. stock and are fully vested when an employee has five years of service. The named executive officers other than Mr. MacCarrick also participate in a defined benefit pension plan, and certain executive officers previously received additional grants of restricted stock, and now participate in the BEP, to restore pension benefits limited by federal tax regulations, as described below under “Retirement Shares” and “Adoption of Benefit Equalization Plan.”

Role of Peer Group Analysis

In late 2005 and 2006, the Compensation Committee developed the following group of companies to serve as a peer group for compensation purposes: Ametek, Inc., Carlisle Companies Inc., Diebold, Inc., Flowserve Corporation, Goodrich Corporation, Graco, Inc., Harsco Corporation, IDEX Corporation, Pall Corporation, Pentair, Inc., Precision Castparts Corp., Roper Industries, Inc., SPX Corporation, Teleflex Inc., and Trinity Industries, Inc. The Committee developed this peer group in collaboration with management and with the assistance of its independent compensation consultant, Hewitt Associates. Although Crane Co. pays the fees and expenses of Hewitt Associates, the firm is retained by the Compensation Committee and does not perform any other services for Crane Co.

For 2008, Hewitt Associates provided the Compensation Committee with comparative compensation data on the peer companies from publicly available sources. In addition, Hewitt Associates provided the Committee with comparative compensation data compiled from a broad group of industrial companies with revenues ranging from $1.0 billion to $5.0 billion, using regression analysis to determine market values for companies of comparable size to the Company. This data included base salary, bonus compensation and stock-based equity compensation for the five named executive officers, as well as the 50th and 75th percentiles for each category. Hewitt Associates also presented comparable salary, bonus and equity compensation data for Mr. Fast and the other named executive officers. For Messrs. Mitchell and Ellis, the industry comparative data was compiled from a Hewitt Associates survey of compensation data for group presidents of comparably sized businesses. The Committee used this comparative data to calibrate the proposed salary increases, EVA bonus payments and aggregate stock option and restricted stock grant values for the named executive officers, with the view that base salary (which is based primarily on competitive market data) should generally be at approximately the 50th percentile of the peer group while bonus payouts and stock-based compensation (which are performance-based) should target the 75th percentile of the peer group subject to Committee review for overall performance results and extraordinary items.

During 2008, the Committee reviewed and updated the composition of the peer group first established in late 2005 and early 2006. This peer group review was comprised of two screening processes, one to examine the current peer group of companies for comparability to the Company in terms of revenues and market capitalization, nature of business and complexity of operations, and a second process to identify, without reference to the current peer group, a somewhat larger group of diversified industrial manufacturing companies based on similar metrics of size and business characteristics. The second screening process yielded a list with many of the same companies as the Company’s original peer group, and so the Committee determined to make a limited, incremental change in the peer group by deleting four companies whose revenues or market capitalization was greater or smaller than the general range of companies in the peer group and adding four companies with better fit under these metrics. The resulting list of peer companies is as follows: Ametek, Inc., Carlisle Companies Inc., Curtiss-Wright Corp. (new), Dover Corp. (new), Esterline Corp. (new), Flowserve Corporation, Harsco Corporation, IDEX Corporation, Pall

Corporation, Pentair, Inc., Roper Industries, Inc., SPX Corporation, Teledyne Technologies, Inc. (new), Teleflex Inc., and Trinity Industries, Inc. The four companies deleted from the peer group were: Diebold, Inc., Goodrich Corporation, Graco, Inc. and Precision Castparts Corp.

Design and Operation of Executive Compensation Program

Base Salary

Base salaries for executive officers are established at the date of hire based on competitive market data (see the discussion of “Role of Peer Group Analysis” above), current salary levels within Crane Co. and the bargaining process needed to attract the particular executive. Mr. Fast has an employment agreement, executed in January 2001 in connection with his promotion to Chief Executive Officer, which provides for an annual salary not less than $650,000. His salary was reviewed by the Compensation Committee in January 2008 by reference to peer group data and other relevant competitive market data compiled for the Committee by Hewitt Associates. On the recommendation of the Compensation Committee, targeting the 50th percentile of the peer group data, the Board of Directors determined to leave Mr. Fast’s $950,000 annual salary unchanged for 2008. Salaries for other named executive officers are reviewed in a similar manner but are determined by the Chief Executive Officer and then reviewed with the Compensation Committee. Increases in base salary for 2008 for the named executive officers other than Mr. Fast ranged from 0% to 5%. For perquisites and other items of short-term compensation, please see below under “Other Compensation.”

EVA

Executive officers and other senior corporate executives, as well as members of senior management of individual business units, participate in non-equity incentive compensation plans based on economic value added (EVA), which is generally defined as the amount by which net operating profit after tax exceeds cost of capital. These plans are designed to reward executives for sustained, continuous improvement in operating profit in relation to the invested capital employed in the business. The Board of Directors believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

The EVA plans do not involve pre-established goals, as such. Rather, the aggregate EVA of Crane Co. or of the relevant unit for the year, together with the increase or decrease in EVA compared to the prior year, forms the basis for any incentive compensation award, thereby motivating executives to focus on continuous value improvement.

Cash payments to eligible participants are based on either or both of the aggregate EVA for the relevant unit and the growth of EVA over the prior year, as determined by the Compensation Committee, as well as a participation percentage for each individual. The participation percentage of the Chief Executive Officer is set by the Compensation Committee, while the percentages of the other participants are recommended by the Chief Executive Officer and approved by the Committee, subject to maximum participation percentages set by the Committee. Messrs. Fast, MacCarrick and duPont participate in the Crane Co. Corporate EVA Incentive Compensation Plan (the “Corporate EVA Plan”), which is based on the results of the Company as a whole, while Mr. Mitchell participates in the EVA Plan for the Fluid Handling Group and Mr. Ellis participates in the EVA Plan for the Merchandising Systems Group.

EVA — Corporate EVA Plan.

Calculation of EVA; Establishment of EVA Bonus Pool.  The cost of capital used in the Corporate EVA Plan is comprised of two components, a cost of equity fixed in advance by the Compensation Committee and a cost of debt which is Crane Co.’s actual interest cost. At the beginning of each year the Compensation Committee determines the cost of equity component of the cost of capital; in 2008, after reviewing the cost of equity used for the Corporate EVA Plan over the past 10 years and a calculation of the cost of equity based upon several alternative methodologies, the Committee fixed the cost of equity for the Corporate EVA Plan at 11.10%. This cost of equity was then blended on a monthly weighted average basis with the actual cost of debt to determine the overall cost of capital for the Corporate EVA Plan, which was 8.97% for 2008.

The bonus pool, which may be positive or negative, is then determined using a methodology set forth in the plan; if the prior year’s EVA was positive, 6% of current year positive EVA plus 10% of the change from the prior year’s EVA; if the prior year’s EVA was negative, 15% of the change from the prior year’s EVA; provided that the Compensation Committee may determine, in its discretion, to fix different percentages and combinations of current EVA and change from the prior year. Under the terms of the Corporate EVA Plan, provisions relating to Crane Co.’s asbestos and Superfund liabilities, which are regarded as being legacy liabilities largely outside the control of management and for which current management should not be held accountable, are excluded from the calculation of EVA. To the extent permitted by the requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee may also exclude other significant non-budgeted or non-controllable gains or losses in order to properly measure executive performance. In February 2008, the Committee reviewed and approved the cost of equity component of the cost of capital calculation for 2008, and in January 2009, the Committee reviewed and approved the final determination of the aggregate Corporate EVA bonus pool for 2008, which was a negative $827,000.

Participation Percentages and Payouts.  At the beginning of each year, the Compensation Committee establishes a maximum participation percentage for executive officers; for 2008, the participation percentages were fixed at 30% for Mr. Fast and a maximum of 15% for any other executive officer named in the Summary Compensation Table, subject to determination of the final participation percentage after the end of the year. In January 2009, the Compensation Committee approved the participation percentages of the participants in the Corporate EVA Plan, including Messrs. Fast (30%), MacCarrick (10%) and duPont (9.5%), based on competitive market analysis, prior participation percentages and relative performance of all participants in the Corporate EVA Plan. This amount, together with 6% interest on the portion of EVA awards earned but not paid out in previous years, appears in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation,” and in the Grants of Plan-Based Awards Table in the column headed “Estimated Future Payouts under Non-Equity Incentive Plan Awards — Target.” (For years in which the EVA award is negative, as it was for participants in the Corporate EVA Plan for 2008, the Summary Compensation Table indicates zero compensation in this category.)

If the EVA award in a particular year is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account. If the bank account balance is negative, the executive receives no incentive compensation payment the following year unless the EVA award is positive. Each year, Crane Co. adds interest to a positive balance at six percent. The EVA bank account is subject to forfeiture in the event an executive leaves Crane Co. by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change in control of Crane Co. As discussed above, the Committee determined in January 2009 that, given the impact of volatile economic conditions on the EVA calculation, any resulting negative balances would be reset to zero.

Under the terms of the Corporate EVA Plan, each of such executives (other than Mr. MacCarrick) received a cash payout in February 2009 equal to the sum of (i) the executive’s target bonus as a percentage of base salary (90% for Mr. Fast and 70% for Mr. duPont) and (ii) one-third of the executive’s “bank account” which is comprised of the unpaid portion of previous awards plus interest, less the negative award for 2008. Mr. MacCarrick received a guaranteed EVA payout of $200,000 pursuant to terms of employment negotiated in connection with his hiring on July 28, 2008.

EVA — Operating Groups

Senior business unit management, including Mr. Mitchell and Mr. Ellis, participate in EVA Plans based upon the performance of their own business units, which are similar in general structure to the Corporate EVA Plan but have certain significant differences. It should be noted that because of these differences, the sum of the EVA bonus pools for all of our operating units does not equal the Corporate EVA bonus pool.

Calculation of EVA; Establishment of EVA Bonus Pool.  Because the capital structure of our business units is subject to many factors outside the control of management of the particular unit, the operating group EVA Plans use a fixed cost of capital of 9.5%. Aggregate EVA is calculated for each unit in the same manner as for the Corporate EVA Plan, but in certain cases the percentage of aggregate EVA and/or the percentage of the improvement from prior year are adjusted by the Chief Executive Officer and reviewed by the Committee to reflect the particular circumstances, goals and objectives of the units. In 2008 the aggregate EVA award pool for the Fluid Handling Group was $5,120,631, and the aggregate EVA award pool for the Merchandising Systems Group was $1,249,805.

Participation Percentages and Payouts.  Participation percentages for the business unit EVA pools are established by the Chief Executive Officer and reviewed by the Compensation Committee. For 2008, Mr. Mitchell’s participation percentage was 13% of Fluid Handling Group EVA, and Mr. Ellis’ participation percentage was 20% of Merchandising Systems Group EVA. The awards for 2008 to Messrs. Mitchell and Ellis, plus 6% interest on the portion of EVA awards earned but not paid out in previous years, are shown in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation,” and in the Grants of Plan-Based Awards Table in the column headed “Estimated Future Payouts under Non-Equity Incentive Plan Awards — Target.”

Under the terms of the operating group EVA Plans, participating executives generally receive a cash payment equal to one-third of the sum of (i) the award for the current year and (ii) the unpaid bank balance from the prior year plus interest at six percent, except that in the case of new participants the payment is 70% of such sum in the first year, 50% in the second year and one-third each year thereafter. As noted above, during 2008 the Committee approved an amendment to the EVA Plan for Operating Groups to permit payouts up to 50% of the foregoing sum total, in the discretion of the Chief Executive Officer.

Activity for each of the named executive officers in the EVA plans for 2008 was as follows:

				Payout of
				Target Bonus
	Bank-	Interest		(participants in		Additional		Bank-
	Beginning	at 6% on	2008 EVA	Crane Co. EVA		Payout	Total	Ending
Name	Balance	Balance	Award	Plan only)		from EVA Bank (1)	Payout	Balance

E.C. Fast	$1,205,949	$72,357	$(248,100)	$855,000		$58,396	$913,396	$116,810
T. J. MacCarrick	$0	—	$(82,700)	$200,000	(2)	—	$200,000	$0	(3)
M. H. Mitchell	$584,298	$35,058	$650,940	—		$635,148	$635,148	$635,148
A. I. duPont	$523,568	$31,414	$(78,565)	$225,898		$83,498	$309,396	$167,021
B. L. Ellis	$293,078	$17,585	$249,961	—		$280,312	$280,312	$280,312

(1)	For Messrs. Fast and duPont, the amount shown is equal to one-third of the remaining bank balance after payment of the target bonus and application of the negative 2008 award. For Mr. Mitchell and Mr. Ellis, who do not have a target bonus under, respectively, the Fluid Handling Group EVA Plan and the Merchandising Systems Group EVA Plan, the amount shown is 50% of the total bank balance (after application of the 2008 award and 6% interest on the unpaid bank balance from the previous year).

(2)	Mr. MacCarrick received a guaranteed EVA payout of $200,000 pursuant to terms of employment negotiated in connection with his hiring on July 28, 2008.

(3)	Pursuant to the Committee’s action in January 2009, EVA bank balances which would otherwise be negative after activity related to 2008 results are deemed to be zero balances.

Stock-Based Compensation

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options as well as retention of highly regarded executives through restricted stock with time-based vesting. We believe that executive officers approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and vest and become exercisable 25% per year over four years (prior to 2007, the vesting schedule was 50% on the first anniversary of the date of grant, 75% on the second anniversary and 100% on the third anniversary). Accordingly, executives can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options executives are motivated to take actions that improve the share price, such as profitable sales growth through internal growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Compensation Committee, to grant restricted stock subject to such terms and conditions as the Committee may deem appropriate. In 2008, as in previous years, the Committee granted shares of restricted stock having time-based vesting conditions, for purposes of retaining highly regarded executives. The vesting conditions for the restricted stock granted to the named executive officers in 2008 were 25% per year over four years; grants prior to 2007 generally vested one-third on the first anniversary of the date of grant, one-third on the second anniversary and one-third on the third anniversary.

In determining the size of the stock option and restricted stock grants in 2008, the Compensation Committee referred to the peer group data compiled by Hewitt Associates, as well as our historical grant practices including the number of shares, as well as fair market value of the stock and, for stock options, Black-Scholes values on the dates of grant. The Committee also reviewed tally sheets for Messrs. Fast, Mitchell, duPont and Ellis which set forth all annual compensation as well as retirement program balances, accumulated holdings of stock options, restricted stock and other Crane Co. stock owned by the executive. The Committee used these reference points in order to reach a judgment as to the appropriate proportions of stock options and restricted stock for the named executive officers as well as to size the aggregate grants for all employees.

In January 2008, the Committee granted an aggregate of 942,800 stock options, of which 130,000 or 13.8% were granted to Mr. Fast and an aggregate of 90,000 or 9.5% were granted to Messrs. Mitchell, duPont and Ellis. In January 2008, the Committee also granted an aggregate of 208,250 shares of time-based restricted stock, of which 80,000 or 38.4% were granted to Mr. Fast and 16,000 or 7.7% were granted to Messrs. Mitchell, duPont and Ellis. The Committee granted 25,000 stock options and 6,000 shares of restricted stock to Mr. MacCarrick as part of the terms negotiated in connection with his hiring on July 28, 2008. The grant date fair value of each such grant of options and time-based restricted stock is presented in the Grants of Plan-Based Awards Table under the caption “Grant Date Fair Value of Stock and Option Awards.” For more information regarding the number of unexercised stock options and unvested shares of restricted stock held by each of our named executive officers as of December 31, 2008, please see the 2008 Outstanding Equity Awards at Fiscal Year-End table on page 27.

During the balance of 2008, the Committee granted an additional 39,000 stock options and 24,500 shares of restricted stock under the Stock Incentive Plan, none of which were granted to any named executive officer.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options.  Since 2000, annual grants of stock options and restricted stock to executive officers have been made at the Compensation Committee’s January meeting, when all annual executive compensation decisions are made, except for 2004 when the stock grants were deferred until shareholders approved a new plan in April of that year. The Committee also grants stock options and restricted stock at other dates to newly hired or promoted executives. The exercise price of stock options under the 2009 Stock Incentive Plan (like the 2007 Plan) is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant. For grants under plans prior to 2007, the exercise price of stock options was defined as the average of the high and low market prices of the stock over the ten trading days ending on the date of grant.

Alternative Retirement Provisions.  At the request of the Committee, Hewitt analyzed the retirement provisions of stock option and restricted stock awards under the Company’s Stock Incentive Plan, as well as the benefits to participating executives under the Benefit Equalization Plan. The Committee was assisted in this review by the Company’s pension actuary, Buck Consultants. After comparing these retirement provisions against plans disclosed by the Company’s peer group companies, and based on its general experience as a compensation consultant, Hewitt advised the Committee that the Company’s retirement provisions were restrictive in relation to market practice and could be adjusted to achieve the Committee’s objective of enhancing the incentive aspects of stock grants as executives approach eligibility for retirement, aligning the interests of the executive with the Company for a reasonable additional period after retirement and maintaining a consistent approach to retirement under the Benefit Equalization Plan. After further review, discussion and analysis, the Committee approved the following alternative retirement provisions under these plans:

•	Eligibility for retirement at age 62 with at least 10 years of service, or otherwise at age 65.

•	Stock options will vest upon retirement and will remain exercisable for two years after retirement (although not longer than the original stated term).

•	Restricted share units will replace awards of restricted stock in order to preserve the same accounting treatment notwithstanding the earlier eligibility for retirement. Restricted share units will vest upon retirement.

•	Under the Benefit Equalization Plan, in the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65.

These provisions were approved on December 8, 2008 and are applicable to grants and awards after that date, except that the provisions regarding stock options will be applicable only to grants made under the 2009 Stock Incentive Plan if it is approved by shareholders. Outstanding stock options and restricted stock awards are not affected by these new terms.

Retirement Shares.  From 1995 to 2008, the Committee administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee granted from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who were impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. For Mr. Fast, the retirement-based restricted shares vest upon early retirement (before age 65) provided he has at least 10 years of service from his hire date of September 27, 1999. If Mr. Fast chooses to take early retirement before he has ten years of service, a pro-rated portion of such shares would vest on his 60th birthday (i.e. July 10, 2009). No shares were granted under this program in 2007. In January 2008, the Committee granted retirement shares to participating executives in respect of retirement benefits accrued for service during 2006 and 2007: Mr. Fast, 28,500 shares; Mr. duPont, 6,900 shares; Mr. Ellis, 800 shares; and three other executive officers, an aggregate of 21,800 shares. In each case, based upon calculations by Buck Consultants, slightly more than one-half of such shares were attributable to retirement benefits accrued for service during 2007; for Mr. Fast, 15,105 shares (or 53%) were attributable to 2007 service and 13,395 shares (or 47%) were attributable to 2006 service.

Adoption of Benefit Equalization Plan

In January 2008, at the recommendation of the Committee, the Board of Directors adopted the Benefit Equalization Plan in lieu of the Retirement Shares plan discussed in the preceding paragraph, under which participating executives will receive a retirement benefit intended to restore the portion of the retirement benefit under the Company’s pension plan that is not payable due to certain federal tax policies that limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all prior grants of so-called “Retirement Shares” is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit Equalization Plan was amended and restated effective December 8, 2008 to incorporate the alternative retirement provisions described above. The executives currently participating in this plan are Messrs. Fast, duPont, Ellis and three other executive officers.

Stock Ownership Guidelines

Crane Co. has established stock ownership guidelines for executive officers and business unit presidents. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	Minimum Ownership Level

$125,001 - $175,000	2 x Base Salary
$175,001 - $300,000	3 x Base Salary
$300,001 - $500,000	4 x Base Salary
Above $500,000	5 x Base Salary

The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock (i.e., the total shares covered by the option exercised or the restricted share grant vesting less the number of shares surrendered to satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) restricted stock and Restricted Share Units held by the executive. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. Executives are expected to reach the applicable minimum ownership level by the fifth anniversary of their date of hire or first date in the relevant executive position. All executive officers who had attained their fifth anniversary of service were in compliance with these stock ownership guidelines at the Record Date, February 27, 2009.

Adoption of Clawback Policy

On October 27, 2008 after review of materials provided by Hewitt and discussion with management, the Compensation Committee recommended, and the Board of Directors approved, a “clawback” policy providing that the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the EVA bonuses and amounts realized from stock option exercises and vesting of restricted stock based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Compensation Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the named executive officers unless the compensation meets certain specific requirements. The Corporate and operating group EVA incentive compensation plans are intended to constitute performance-based plans meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 2008, as well as retirement shares granted to offset the impact of the tax limitations on pension benefits as described above, do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions is not deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2008, approximately $3.1 million of compensation received by Mr. Fast, principally due to the vesting of restricted stock granted in previous years, was not deductible under Section 162(m). As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive or retention value of the compensation.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnote set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is provided to certain key employees but not to all employees and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board (our former chief executive officer). Each of them has an agreement with Crane Co. (as described under the caption “Other Agreements and Information” on page 34) pursuant to which they reimburse the Company for a portion of the costs of such personal use based upon Treasury regulations establishing the fair market value of such personal use for tax purposes, and the net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. Under applicable Treasury regulations, Crane also loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use (as determined pursuant to such regulations) exceed the amount reimbursed. For 2008, the disallowed deduction was approximately $2.5 million. The Board of Directors has approved this personal use of the aircraft for Mr. Fast because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Fast and thereby benefits Crane Co.; for R.S. Evans, our former chief executive officer, the Board of Directors has approved this use in recognition of his long service and substantial contributions to Crane Co. as well as his continued service as Chairman of the Board. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 35.

Change in Control Provisions

Certain executive officers have an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of years following the change in control (three for Messrs. Fast, MacCarrick, Mitchell, duPont and Ellis). Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” (as defined in the agreement to include the executive’s ability to terminate such employment for any reason within the 30-day period commencing on the first anniversary of the change in control), the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The EVA plans, stock options and restricted stock grants contain similar features which accelerate vesting in the event of a change in control. The change in control agreements obligate Crane Co. to make additional payments to the employee such that after payment of all taxes including any excise tax under section 4999 of the Internal Revenue Code resulting from such payments and the accelerated vesting of EVA bank balances, stock options and restricted stock, the employee will retain an amount sufficient to pay the excise tax on all such payments. As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers would range from $1,654,698 for Mr. MacCarrick to $7,705,257 for Mr. Fast. The corresponding additional payments in respect of excise taxes would range from nil to $1,337,904. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

Management Organization and Compensation Committee Report

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

E. Thayer Bigelow, Chair
Donald G. Cook
William E. Lipner
Ronald F. McKenna
James L. L. Tullis

Summary Compensation Table

The table below summarizes the compensation for 2006, 2007 and 2008 earned by Crane Co.’s Chief Executive Officer; its Chief Financial Officer (whose employment began as of July 28, 2008); and each of the three other most highly paid executive officers who were serving as executive officers at December 31, 2008. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers.” Amounts shown in the columns headed “Stock Awards” and “Option Awards” relate to grants made in January of the indicated year (in the case of Mr. MacCarrick, in July 2008). Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” relate to EVA awards made, on the basis of performance during the indicted year, in January of the year following.

								Change in
								Pension Value
								and Nonqualified
						Non-Equity		Deferred
			Stock		Option	Incentive Plan		Compensation	All Other
Name and		Salary	Awards		Awards	Compensation		Earnings	Compensation	Total
Principal Position	Year	($)	($) (1)		($) (2)	($) (3)		($) (4)	($) (5)	($)

Eric C. Fast	2008	$950,000	$3,070,689	(7)	$693,754	$0		$774,316	$375,893	$5,864,652
President and Chief	2007	$950,000	$2,967,596		$819,930	$1,964,400		$26,549	$254,441	$6,982,916
Executive Officer (6)	2006	$900,000	$3,096,218		$1,022,304	$1,490,400		$23,648	$222,808	$6,755,378

Timothy J. MacCarrick	2008	$156,093	$23,013		$18,750	$0	(9)	$0	$344,851	$542,707
Vice President, Chief Financial Officer (8)

Max H. Mitchell	2008	$313,022	$218,666		$180,425	$685,998		$41,111	$45,800	$1,485,022
President, Fluid	2007	$298,116	$323,362		$198,008	$737,615		$8,255	$45,293	$1,610,649
Handling Group	2006	$283,920	$340,028		$204,028	$683,892		$8,288	$30,242	$1,550,398

Augustus I. duPont	2008	$322,712	$222,020	(7)	$168,900	$0		$246,470	$57,477	$1,047,579
Vice President, General	2007	$310,300	$387,457		$193,514	$654,800		$24,689	$52,779	$1,623,539
Counsel and Secretary	2006	$298,350	$458,232		$229,170	$496,800		$23,156	$42,159	$1,547,867

Bradley L. Ellis	2008	$270,644	$148,106	(7)	$180,425	$267,546		$58,370	$44,812	$969,903
President, Merchandising	2007	$257,756	$263,621		$205,039	$412,537		$6,096	$41,246	$1,186,295
Systems Group	2006	$234,312	$283,531		$229,170	$447,120		$8,251	$31,754	$1,234,138

(1)	Amounts shown in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of time-based and retirement-based restricted shares of Crane Co. stock, which may include awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of restricted shares during 2008, please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009.

(2)	Amounts shown in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of options to purchase Crane Co. stock, which may include option awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of stock options during 2008 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009.

(3)	Amounts shown in this column for all named executive officers in 2006 and 2007, and for Messrs. Mitchell and Ellis in 2008, are additions to the EVA account in which the named executive officer participates; to the extent not paid out in cash, they remain subject to being reduced in later years if EVA is not positive. Messrs. Fast, MacCarrick and duPont, who participate in the Corporate EVA Incentive Compensation Plan, received deductions from their EVA plan balances for 2008 of ($248,100), ($82,700) and ($78,565) respectively. These deductions may reduce the cash awards received in future years, but in accordance with Securities and Exchange Commission rules are shown as zeroes in the Summary Compensation Table. For a full explanation of the operation of the EVA plans please refer to the narrative disclosure below under “Annual Compensation of the Named Executive Officers” and to the Compensation Discussion and Analysis on page 12.

(4)	The amount shown in this column for each of the named executive officers includes the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2007 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2007) to December 31, 2008 (the pension plan measurement date with respect to Crane’s audited financial statements for 2008). For additional information regarding defined benefit plans, please see the Pension Benefits table below. Also included is interest earned at a rate of 6% on the unpaid bank balance from the prior year, as follows: Mr. Fast, $72,357; Mr. Mitchell, $35,058; Mr. duPont, $31,414; and Mr. Ellis, $17,585. Please see the Compensation Discussion and Analysis under the caption “Design and Operation of Executive Compensation Program — EVA — Corporate EVA Plan — Participation Percentages and Payouts” on page 16.

(5)	Amounts in this column for 2008 include the following:

			Personal Use	Company Match		Payments in
	Dividends Paid	Personal Use	of Company-	of Employee		Connection with
	on Restricted	of Company	Provided	401(k)	Insurance	Start of
	Stock*	Aircraft**	Car	Contributions	Premiums	Employment***

E. C. Fast	$159,452	$167,132	$21,470	$7,750	$20,089
T. J. MacCarrick	$2,400	$0	$2,632	$0	$4,819	$335,000
M. H. Mitchell	$10,008	$0	$10,685	$7,750	$17,357
A. I. duPont	$21,017	$0	$11,316	$7,750	$17,394
B. L. Ellis	$12,473	$0	$11,564	$6,715	$14,060

*	Dividends are paid on shares of restricted stock at the same rate as on all other shares of Common Stock.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 35.

***	The amount shown was paid to Mr. MacCarrick pursuant to terms of employment negotiated in connection with his hiring on July 28, 2008. $135,000 was paid on commencement of employment in July 2008, and $200,000 was paid in February 2009 as a guaranteed EVA payout in respect of 2008 performance.

(6)	Mr. Fast also served as acting Chief Financial Officer from November 14, 2007 to July 27, 2008.

(7)	Includes Retirement Shares granted in January 2008, to participating executives in respect of retirement benefits accrued for service during 2006 and 2007. No shares were granted under this program in 2007. The amounts attributable to retirement shares are as follows: Mr. Fast, $708,107; Mr. duPont, $58,625; and Mr. Ellis, $11,492. In each case, based upon calculations by Buck Consultants, slightly more than one-half of such shares were attributable to retirement benefits accrued for service during 2007; for Mr. Fast, 15,105 shares (53%, or $375,297) were attributable to 2007 service and 13,395 shares (47%, or $332,810) were attributable to 2006 service.

(8)	Mr. MacCarrick joined Crane Co. as Vice President, Finance and Chief Financial Officer as of July 28, 2008.

(9)	Mr. MacCarrick received in February 2009 a guaranteed EVA payout of $200,000 pursuant to terms of employment negotiated in connection with his hiring on July 28, 2008. See the Compensation Discussion and Analysis under the caption “Design and Operation of Executive Compensation Program — EVA — Corporate EVA Plan — Participation Percentages and Payouts” on page 16.

2008 Grants of Plan-Based Awards

		Estimated Future				All Other		Grant Date
		Payouts Under		All Other		Option Awards:	Exercise or	Fair Value
		Non-Equity		Stock Awards:		Number of	Base Price	of Stock
		Incentive Plan		Number of		Securities	of Option	and Option
		Awards-Target		Shares of Stock		Underlying	Awards	Awards
Name	Grant Date (1)	($) (2)		or Units (#)		Options (#)	($/Sh) (3)	($)(4)

E. C. Fast	N/A	$(248,100)
	January 28, 2008			80,000				$2,916,800
	January 28, 2008			28,500	(5)			$1,039,110
	January 28, 2008					130,000	$36.46	$867,100
T. J. MacCarrick	N/A	$(82,700	)(6)
	July 28, 2008			6,000				$220,920
	July 28, 2008					25,000	$36.82	$180,000
M. H. Mitchell	N/A	$650,940
	January 28, 2008			6,000				$218,760
	January 28, 2008					30,000	$36.46	$200,100
A. I. duPont	N/A	$(78,565)
	January 28, 2008			4,000				$145,840
	January 28, 2008			6,900	(5)			$251,574
	January 28, 2008					30,000	$36.46	$200,100
B. L. Ellis	N/A	$249,961
	January 28, 2008			6,000				$218,760
	January 28, 2008			800	(5)			$29,168
	January 28, 2008					30,000	$36.46	$200,100

(1)	All grants were effective as of the date on which the Compensation Committee voted to approve them. Awards under the corporate and business unit EVA plans relating to the 2008 performance of the business and of the individual were finalized and approved at the January 26, 2009 meetings of the Compensation Committee and the Board of Directors.

(2)	The amounts shown are additions to, or deductions from, the EVA account in which the named executive officer participates, as described in Note 3 to the Summary Compensation Table and in the Compensation Discussion and Analysis which begins on page 12. Both the amount of the EVA pool and the participant’s percentage of the pool are approved by the Compensation Committee, based on the performance of both the business and the individual, in January of the year following the year to which the award relates. Because there are no “maximum” or “threshold” amounts under the EVA Plans, the corresponding columns have been omitted from the table.

(3)	The exercise price of options awarded under the plan in effect at the time of the 2008 annual grants, the 2007 Stock Incentive Plan, is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.

(4)	The grant date fair value of each share of restricted stock, calculated in accordance with FAS 123R by taking the closing trading prices on the date of grant, is $36.46 for the January 28, 2008 grants, and $36.82 for the July 28, 2008 grant to Mr. MacCarrick. The grant date fair value of each stock option, calculated in accordance with FAS 123R using the Black-Scholes option pricing model, is $6.67 for the January 28, 2008 grants, and $7.20 for the July 28, 2008 grant to Mr. MacCarrick.

(5)	Retirement shares granted in January 2008, to participating executives in respect of retirement benefits accrued for service during 2006 and 2007. No shares were granted under this program in 2007. In each case, based upon calculations by Buck Consultants, slightly more than one-half of such shares were attributable to retirement benefits accrued for service during 2006 and 2007; for Mr. Fast, 15,105 shares (53%, or $375,297) were attributable to 2007 service and 13,395 shares (47%, or $332,810) were attributable to 2006 service.

(6)	By action of the Compensation Committee in January 2009, EVA Plan participants with negative balances after the effect of a negative award, including Mr. MacCarrick, had their balances reset to zero.

Annual Compensation of the Named Executive Officers

Base Salary—The base annual salary of the Chief Executive Officer is determined by the terms of his employment agreement, subject to annual increases as recommended by the Management Organization and Compensation Committee and approved by the Board of Directors. The base annual salary of each of the named executive officers other than the Chief Executive Officer is determined by the Chief Executive Officer and reviewed by the Committee. Based on the base salaries of the named executive officers, as well as the fair value of equity awards and non-equity incentive plan awards granted to them in 2008, base salary accounted for approximately 23% of the total compensation of the named executive officers.

EVA—Messrs. Fast, MacCarrick and duPont each received negative awards under the Crane Co. Corporate EVA Incentive Compensation Plan, calculated with reference to Crane Co.’s financial results for 2008, which will reduce future benefits received under that Plan. Mr. Mitchell received an award under the Fluid Handling Group EVA Plan, and Mr. Ellis received an award under the Merchandising Systems Group EVA Plan, in each case including both cash compensation and grants of potential future benefits. Grants relating to 2008 performance were not fixed until the first meeting of the Compensation Committee and the Board of Directors in 2009. The operation of the EVA plans is described in detail beginning on page 15 in the Compensation Discussion and Analysis.

Stock Options and Restricted Stock—In 2008, consistent with previous practice, Crane Co. made annual grants of stock options and restricted stock to executives and other key employees, including Messrs. Fast, Mitchell, duPont and Ellis, at the January 28 meeting of the Board of Directors. A grant of stock options and restricted stock was made to Mr. MacCarrick on July 28, 2008 in connection with his appointment at Vice President, Chief Financial Officer.

Options granted prior to 2007 become exercisable 50% one year, 75% two years and 100% three years after the grant date. Options expire, unless exercised, six years (ten years for options granted prior to 2004) after grant. Options granted in 2007 and thereafter become exercisable 25% per year over four years. The exercise price of the options granted on January 28, 2008 was $36.46, and the exercise price of the options granted on July 28, 2008 was $36.82, which in each case was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2007 Stock Incentive Plan by taking the closing price on the grant date. From 1998 through April 23, 2007, when the 2007 Stock Incentive Plan became effective upon being approved by our shareholders at the Annual Meeting, the fair market value was calculated by taking the average of the high and low market prices of the stock over the last ten trading days including the date of grant.

The exercise price may be paid by delivery of shares owned for more than six months, and income tax obligations related to the exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

The restricted shares vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant, or upon the participant’s earlier death, permanent disability or normal retirement at age 65, or upon a change in control of Crane Co. Grants prior to 2007 generally vested as to one-third of the award on the first, second and third anniversaries of the date of grant.

Retirement Shares—Certain provisions of the Internal Revenue Code limit the amount of compensation that can be considered in determining benefits under a tax-qualified defined benefit plan. From 1995 to 2008, the Committee administered a retirement plan for selected executive officers and other key employees using grants of restricted stock to make up the shortfall in pension benefits imposed by this tax limitation. Such grants vest on the earlier of the executive’s normal retirement date at age 65 or the tenth anniversary of the date of grant, except in the case of Mr. Fast, whose shares would also vest in the event of his early retirement. Grants were made under this program in 2008 to Messrs. Fast, duPont and Ellis.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer the number of unexercised options and the number of shares of restricted stock that had not vested as of December 31, 2008. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
							Market Value of
	Number of	Number of		Option		Number of Shares or	Shares or Units of
	Securities Underlying	Securities Underlying		Exercise	Option	Units of Stock That	Stock That
	Unexercised Options	Unexercised Options		Price	Expiration	Have Not Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable		($)	Date	(#) (1)	($) (2)

E. C. Fast						209,805	$3,617,038
	100,000	0		$26.95	1/22/2011
	200,000	0		$26.95	4/23/2011
	300,000	0		$23.23	1/28/2012
	160,000	0		$33.31	4/26/2010
	130,000	0		$26.86	1/24/2011
	75,000	25,000	(3)	$36.58	1/23/2012
	25,000	75,000	(4)	$36.64	1/29/2013
	0	130,000	(5)	$36.46	1/28/2014

T. J. MacCarrick						6,000	$103,440
	0	25,000	(6)	$36.82	7/28/2014

M. H. Mitchell						13,168	$227,016
	0	6,250	(3)	$36.58	1/23/2012
	0	22,500	(4)	$36.64	1/29/2013
		30,000	(5)	$36.46	1/28/2014

A. I. duPont						27,598	$475,790
	40,000	0		$19.86	1/24/2010
	40,000	0		$26.95	1/22/2011
	40,000	0		$23.23	1/28/2012
	40,000	0		$19.11	1/27/2013
	30,000	0		$33.31	4/26/2010
	30,000	0		$26.86	1/24/2011
	18,750	6,250	(3)	$36.58	1/23/2012
	6,250	18,750	(4)	$36.64	1/29/2013
	0	30,000	(5)	$36.46	1/28/2014

B. L. Ellis						16,412	$282,943
	21,685	0		$21.96	4/5/2009
	20,000	0		$19.86	1/24/2010
	20,000	0		$26.95	1/22/2011
	40,000	0		$23.23	1/28/2012
	40,000	0		$19.11	1/27/2013
	30,000	0		$33.31	4/26/2010
	30,000	0		$26.86	1/24/2011
	18,750	6,250	(3)	$36.58	1/23/2012
	7,500	22,500	(4)	$36.64	1/29/2013
	0	30,000	(5)	$36.46	1/28/2014

(1)	Shares of restricted stock shown in this column include both time-based and retirement-based restricted shares. Time-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	MacCarrick	Mitchell	duPont	Ellis

January 23, 2009	30,000		2,668	2,000	2,000
January 28, 2009	20,000		1,500	1,000	1,500
January 29, 2009	12,500		1,500	1,000	1,500
July 28, 2009		1,500
January 28, 2010	20,000		1,500	1,000	1,500
January 29, 2010	12,500		1,500	1,000	1,500
July 28, 2010		1,500
January 28, 2011	20,000		1,500	1,000	1,500
January 29, 2011	12,500		1,500	1,000	1,500
July 28, 2011		1,500
January 28, 2012	20,000		1,500	1,000	1,500
July 28, 2012		1,500

Retirement-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	duPont	Ellis

April 5, 2009	—	687	—
April 10, 2010	—	1,300	300
January 28, 2012	5,605	2,311	212
January 24, 2015	22,600	6,600	2,200
January 23, 2016	5,600	800	400
January 28, 2018	28,500	6,900	800

Retirement-based restricted shares will also vest fully, in the cases of Mr. duPont and Mr. Ellis, upon normal retirement at age 65. For Mr. Fast, retirement-based shares vest fully upon early retirement if after the tenth anniversary of his date of hire (September 27, 2009), or on a prorated basis if he retires earlier than that date.

(2)	Computed using a price of $17.24 per share, which was the closing market price of Crane Co. stock on the last trading day of 2008.

(3)	The unvested portion of this option grant will vest fully on January 23, 2009.

(4)	The unvested portion of this option grant will vest 33% on January 29, 2009, 67% on January 29, 2010 and 100% on January 29, 2011.

(5)	The unvested portion of this option grant will vest 25% on January 28, 2009, 50% on January 28, 2010, 75% on January 28, 2011 and 100% on January 28, 2012.

(6)	The unvested portion of this option grant will vest 25% on July 28, 2009, 50% on July 28, 2010, 75% on July 28, 2011 and 100% on July 28, 2012.

2008 Option Exercises and Stock Vested

The following table provides information on each exercise of stock options, and each vesting of restricted stock, for each of the named executive officers during 2008. The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the average of the high and low trading prices on that date), and the exercise price of the options. The value realized on vesting of restricted stock is computed by multiplying the number of shares by the market price on the applicable vesting date (calculated as the average of the high and low trading prices on that date).

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

E. C. Fast	80,000	$1,339,600	82,500	$2,975,550
T. J. MacCarrick	—	—	—	—
M. H. Mitchell	76,250	$781,225	9,166	$331,644
A. I. duPont	—	—	11,906	$430,915
B. L. Ellis	27,649	$209,026	8,168	$297,025

RETIREMENT BENEFITS

All officers of Crane Co. hired before January 1, 2006, including Messrs. Fast, Mitchell, duPont and Ellis, are participants in Crane Co.’s pension plan for all eligible employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $230,000 for 2008 and is subject to adjustment in future years.

In January 2008, at the recommendation of the Compensation Committee, the Board of Directors adopted a Benefit Equalization Plan under which participating executives will receive a retirement benefit intended to restore the portion of the retirement benefit under the Company’s pension plan that is not payable due to the tax code limit on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all prior grants of so-called “Retirement Shares” is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit

Equalization Plan was amended and restated effective December 8, 2008 to incorporate the alternative retirement provisions described in the Compensation Discussion and Analysis beginning on page 18 above. The executives currently participating in this plan are Messrs. Fast, duPont, Ellis and three other executive officers.

For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to two percent of covered compensation as described above, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. MacCarrick and three other executive officers are covered by this retirement benefit.

The table below sets forth the number of years of credited service and the present value at December 31, 2008 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

Pension Benefits

		Number of		Payments
		Years Credited	Present Value	During Last
		Service	of Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)

E. C. Fast	Crane Co. Pension Plan for	9	$184,552	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	9	$676,713	—
M. H. Mitchell	Crane Co. Pension Plan for	5	$37,078	—
	Eligible Employees
A. I. duPont	Crane Co. Pension Plan for	13	$217,234	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	13	$224,208	—
B. L. Ellis	Crane Co. Pension Plan for	12	$64,098	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	12	$39,018	—

(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which does not permit annual retirement benefit payments to exceed $185,000 for 2008, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on December 31, 2008: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed, (5) a change in control of Crane Co. takes place, and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.  Each of the named executive officers (and certain other executive officers) has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses, and all accrued deferred compensation and vacation pay; plus the amount in the EVA “bank” as shown below under the caption “EVA Plans”; employee benefits, medical coverage and other benefits also continue for three years after termination. If a change in control had taken place on December 31, 2008, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to benefits under this provision in the following amounts: Mr. Fast, $7,705,257; Mr. MacCarrick, $1,654,698; Mr. Mitchell, $3,536,891; Mr. duPont, $2,719,143; and Mr. Ellis, $1,926,404.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed “Good Reason” under the agreement.

If it is determined that any economic benefit or payment or distribution by Crane Co. to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the stock option and restricted stock plans of Crane Co.) (“Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide that Crane Co. shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such additional payments, the employee will retain an amount sufficient to pay the excise tax on all the Payments. If a change in control had taken place on December 31, 2008, and employment had terminated immediately thereafter, the named executive officers would have become entitled to the following payment under this provision: Mr. MacCarrick, $560,568; and Mr. Mitchell, $1,337,904.

EVA Plans.  Under the terms of the Crane Co. EVA Plan and the divisional EVA plans, the EVA “bank” account is forfeited if a participant resigns voluntarily or is terminated, but is paid in full in the event of retirement at age 65 (or earlier at the discretion of the Compensation Committee), death or disability, or upon a change in control. The EVA bank accounts of the named executive officers at December 31, 2008, taking into account the grants of awards based on 2008 results and the related payouts, which took place in the first quarter of 2009, stood as follows: Mr. Fast, $116,810; Mr. MacCarrick, nil; Mr. Mitchell, $635,148; Mr. duPont, $167,021; and Mr. Ellis, $280,312.

Restricted Stock.  Under the terms of the Stock Incentive Plan, any unvested shares of restricted stock are forfeited in the event of resignation or termination, but vest immediately upon a change in control. The Compensation Committee may, in its sole discretion, waive the forfeiture period and allow shares of restricted stock to vest in the event of retirement, death or disability. If the then unvested restricted stock owned by each of the named executive officers had become vested as of December 31, 2008, and assuming the value of Crane Co. stock to be $17.24 per share, the closing price on the last trading day of 2008, the aggregate value to each of the named executive officers would have been as follows: Mr. Fast, $3,617,038; Mr. MacCarrick, $103,440; Mr. Mitchell, $227,016; Mr. duPont, $475,790; and Mr. Ellis, $282,943.

Stock Options.  Under the terms of the existing stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, but unvested options become exercisable in the event of retirement, death or permanent disability, or termination following a change in control. If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2008, and assuming the value of Crane Co. stock to be $17.24 per share, the closing price on the last trading day of 2008, the aggregate value to each of the named executive officers of exercising the options on that date would have been nil, as the exercise prices of all outstanding unvested stock options held by the named executive officers were in excess of $17.24.

Employment Agreement—Mr. Fast.  On January 22, 2001, Crane Co. entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of Crane Co. commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment.

If Crane Co. terminates Mr. Fast’s employment other than for Cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years. If Crane had terminated Mr. Fast’s employment as of December 31, 2008, such cash payment would have been $4,815,768. In addition, all of Mr. Fast’s stock options would become fully vested and exercisable and all of his restricted stock would become fully vested, yielding the values set forth in the preceding paragraphs captioned “Restricted Stock” and “Stock Options.”

Severance Pay.  Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. In the case of Mr. Fast, this severance policy would be superseded by the terms of his employment agreement, discussed in the preceding paragraph. Under this practice, if each of the other named executive officers had been terminated as of December 31, 2008, the severance to which they would have been entitled would have been as follows: Mr. MacCarrick, $391,566; Mr. Mitchell, $330,379; Mr. duPont, $340,106; and Mr. Ellis, $284,704.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2008, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

						Change in
	Voluntary	Involuntary		Death or	Change in	Control and
Name	Resignation	Termination	Retirement	Disability	Control	Termination

E. C. Fast	—	$8,432,806	$3,733,848	$3,733,848	$3,733,848	$11,322,295
T. J. MacCarrick	—	$391,566	$103,440	$103,440	$103,440	$2,318,706
M. H. Mitchell	—	$330,379	$862,164	$862,164	$862,164	$5,101,811
A. I. duPont	—	$340,106	$642,811	$642,811	$642,811	$3,194,933
B. L. Ellis	—	$284,704	$563,255	$563,255	$563,255	$2,209,347

Compensation of Directors

The standard retainer payable to each non-employee director is currently $75,000 per year. Pursuant to the 2007 Non-Employee Director Compensation Plan, non-employee directors receive, in lieu of cash, Deferred Stock Units (“DSUs”) (rounded to the nearest share) with a market value equal to 50% of the standard annual retainer. The other 50% of the annual retainer is paid in cash; beginning in 2008, however, directors may elect to receive the retainer entirely in DSUs. All directors who are not employees of Crane Co., of whom there are currently 10, participate in the plan; Mr. Evans, the Chairman of the Board, does not participate. The DSUs are issued each year as of the date of the Annual Meeting, are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control, and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2008 each non-employee director received DSUs pursuant to this plan; three directors who had elected to receive the entire retainer in DSUs received 1,725 DSUs, and the remaining seven non-employee directors received 862 DSUs.

In addition, under the 2007 Non-Employee Director Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director as of the date of each Annual Meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of grant. On April 21, 2008 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $43.49 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

Non-employee directors also receive $2,000 for each Board meeting attended. Non-employee members of the Executive Committee receive a supplemental annual retainer of $2,000. Members of other committees receive $2,000 for each committee meeting attended, and committee chairmen receive a supplemental annual retainer of $10,000 for the Audit Committee and $7,500 for the Management Organization and Compensation Committee and the Nominating and Governance Committee.

The Crane Co. Retirement Plan for Non-Employee Directors (terminated as to active directors other than Mr. Queenan in 2000) provides for a benefit upon retirement at or after age 65 equal to the participant’s annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from Crane Co.’s general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan has elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan. Certain former Crane Co. directors continue to receive their retirement benefits under the Retirement Plan.

Director Compensation in 2008

The following table shows the compensation in 2008 of all directors except Mr. Fast, the Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 23.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation		Total
Name	($) (1)	($) (2)	($) (3)	($)		($)

E. T. Bigelow	$85,004	$37,786	$16,050	—		$138,840
D. G. Cook	$63,500	$37,798	$17,251	—		$118,549
K. E. Dykstra	$81,500	$37,798	$16,050	—		$135,348
R. S. Evans	$100,000	—	—	333,894	(4)	$433,894
R. S. Forté	$43,375	$66,065	$16,050	—		$125,490
D. R. Gardner	$83,000	$37,798	$16,050	—		$136,848
W. E. Lipner	$63,500	$37,798	$16,050	—		$117,348
P. R. Lochner, Jr.	$49,375	$66,065	$10,110	—		$125,550
R. F. McKenna	$35,375	$66,065	$16,011	—		$117,451
C. J. Queenan, Jr.	$67,504	$37,798	—	—		$105,302
J. L. L. Tullis	$63,500	$37,798	$16,050	—		$117,348

(1)	Directors who are not employees of Crane Co. receive a standard retainer of $75,000 per year, half of which is payable in cash and half in Deferred Stock Units. Beginning in April 2008, directors may elect to receive the full annual retainer in DSUs. In addition, non-employee directors receive a retainer of $7,500 per year for service as Chair of a Committee of the Board ($10,000 for service as the Chair of the Audit Committee), $2,000 per year for service as a member of the Executive Committee, and $2,000 for each Board and committee meeting attended.

(2)	Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of Deferred Stock Units in 2007 and 2008, and shares of restricted stock in previous years; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. Awards of Deferred Stock Units during 2008, all pursuant to the 2007 Non-Employee Director Compensation Plan, were as follows: 1,725 Deferred Stock Units on April 21 in connection with the Annual Meeting, and an aggregate of 65.4 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co, stock on June 10, September 10 and December 10 to each of Mr. Forté, Mr. Lochner and Mr. McKenna; 862 Deferred Stock Units on April 21 in connection with the Annual Meeting, and an aggregate of 45.4 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on June 10, September 10 and December 10 to each of Ms. Dykstra and Messrs. Bigelow, Cook, Gardner, Lipner, Queenan and Tullis. The grant date fair value of each DSU granted on April 21, 2008 was $43.49. At December 31, 2008 each of Messrs. Forte, Lochner and McKenna held 2,700 DSUs, and each of Ms. Dykstra and Messrs. Bigelow, Cook, Gardner, Lipner, Queenan and Tullis held 1,817 DSUs. There were no forfeitures of DSUs by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009.

(3)	Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of options to purchase shares of Crane Co. stock, which may include awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. Awards of stock options during 2008, all pursuant to the Non-Employee Director Compensation Plan, were as follows: Ms. Dykstra and Messrs. Bigelow, Cook, Forté, Gardner, Lipner, Lochner, McKenna and Tullis, 2,000 options on April 21 in connection with the Annual Meeting. The grant date fair value of each option was $8.64. Mr. Evans and Mr. Queenan do not participate in the Non-Employee Director Compensation Plan. At December 31, 2008 each non-employee director held options, with various grant dates and strike prices, as follows: Mr. Bigelow, 39,900; Mr. Cook, 7,500; Ms. Dykstra, 10,000; Mr. Forté, 6,500; Mr. Gardner, 38,400; Mr. Lipner, 19,500; Mr. Lochner, 4,833; Mr. McKenna, 6,500; and Mr. Tullis, 18,000. There were no forfeitures of stock options by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009.

(4)	Represents the aggregate incremental cost to Crane Co. of personal use of corporate aircraft, including aircraft leased by Crane Co. from a third party operator, less amounts paid by Mr. Evans under a time share agreement, and the cost to the Company of medical and dental insurance benefits provided to Mr. Evans under his employment agreement. See the discussion entitled “Use of Company Aircraft” on page 35 for more information regarding the method of computing the aggregate incremental cost of personal use of the Crane Co. aircraft.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.  Crane Co. has entered into indemnification agreements with Mr. Fast, each other Director, Messrs. MacCarrick, Mitchell, duPont and Ellis, and the ten other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Employment Agreement—Mr. Evans.  Mr. R.S. Evans serves as non-executive Chairman of the Board pursuant to an agreement entered into in 2001 upon his retirement as Chief Executive Officer of Crane Co. Under this agreement as amended in April 2004, Mr. Evans receives an annual retainer of $100,000 and medical and dental insurance benefits comparable to those available to the Company’s employees generally. In addition, Crane Co.

provides Mr. Evans with an office at its headquarters and the use of the corporate airplane for business and personal use subject to the approval of the Chief Executive Officer. The agreement has a term of three years, renewable each year for an additional year, and if Crane Co. terminates Mr. Evans’ employment other than for cause, or if Mr. Evans terminates his employment for Good Reason (as defined in the agreement) or for any reason after a change in control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his retainer through the end of the term of the agreement.

Use of Company Aircraft.  Crane Co. has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under these agreements, which became effective on January 1, 2004 and were renewed on January 30, 2007, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. During 2008, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Fast, less amounts paid by them under the time share agreements, was $321,399 and $167,132, respectively. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2008, each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time, with the exception of one late report of a surrender of shares by Mr. Craney to pay withholding taxes due upon vesting of restricted shares.

OTHER TRANSACTIONS AND RELATIONSHIPS

Mr. Queenan.  The law firm of K&L Gates LLP furnished legal services to Crane Co. in 2008, predominantly for asbestos-related matters, for which Crane Co. paid approximately $35.5 million. Mr. Queenan retired in 1995 as a partner of a predecessor law firm; he remains senior counsel to the firm, but no longer has any interest in its profits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of Crane Co., and no executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2008 and 2007 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2008	2007
	($ in thousands)

Audit fees (a)	$4,025	$4,173
Audit-related fees (b)	266	220
Tax fees (c)	452	613
All other fees (d)	11	31

Total	$4,754	$5,037

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $402 and $551 in 2008 and 2007, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $50 and $62 in 2008 and 2007, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory.

	2008	2007

Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	1.3%	1.9%
Percentage of non-audit services approved by the Audit Committee	100%	100%

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program, including quarterly reports to the Department of the Navy under the Administrative Agreement entered into in July 2007.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2008, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2009. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment, and directed that this action be presented to shareholders for ratification.

Submitted by:

The Audit Committee of the
Board of Directors of Crane Co.

K.E. Dykstra, Chair
R.S. Forté
D.R. Gardner
P.R. Lochner, Jr.

RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2009. Deloitte & Touche LLP have been Crane Co.’s independent auditors since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2009.

EQUITY COMPENSATION PLAN INFORMATION

As of the record date for the 2009 Annual Meeting, February 27, 2009, Crane Co. had 5,662,694 stock options outstanding, with a weighted average exercise price of $29.35 and a weighted average remaining contractual term of 3.56 years, as well as 418,117 shares of restricted stock, 189,750 Restricted Share Units and 20,816 Deferred Stock Units outstanding. Two equity compensation plans are proposed to be approved by shareholders at the Annual Meeting; if the new plans are approved, no further awards will be granted under either of the existing plans, the 2007 Stock Incentive Plan or the 2007 Non-Employee Director Compensation Plan, with the exception of an estimated 300 additional DSUs that will be granted as dividend equivalents between the record date and the date of the Annual Meeting with respect to existing DSU awards based on the dividend payable for the first quarter of 2009. Please see below under “Proposal to Approve 2009 Stock Incentive Plan” and “Proposal to Approve 2009 Non-Employee Director Compensation Plan.”

The following table shows information regarding our equity compensation plans as of December 31, 2008:

Number of
Securities
Remaining
	Number of		Available for
	Securities to be	Weighted	Future
	Issued upon	Average	Issuance under
	Exercise of	Exercise Price	Equity
	Outstanding	of Outstanding	Compensation
	Options	Options	Plans

Equity Compensation Plans approved by security holders:
2007 Stock Incentive Plan	4,635,711	$31.95	1,987,073
2007 Non-Employee Director Compensation Plan	219,833	$29.35	93,184
Equity Compensation Plans not approved by security holders	—	—	—

Total	4,855,544	$31.83	2,080,257

PROPOSAL TO APPROVE 2009 STOCK INCENTIVE PLAN

Introduction

The Board of Directors believes that Crane Co.’s stock incentive program is an integral part of our approach to long-term incentive compensation, focused on shareholder return, and our continuing efforts to align shareholder and management interests. We believe that growth in shareholder value depends on, among other things, our continued ability to attract and retain employees, in a competitive workplace market, with the experience and capacity to perform at the highest levels.

The Board of Directors believes that to ensure its vitality, Crane Co.’s equity program for its key employees should be reviewed periodically to determine whether it remains a viable source of incentive compensation both in terms of the number of shares of stock available for awards and, in general, in terms of its design. The Management Organization and Compensation Committee (the “Compensation Committee”), with the assistance of Hewitt Associates, has conducted such a review and recommended to the Board the adoption of the 2009 Stock Incentive Plan, a copy of which appears as Appendix A to this proxy statement. Shareholder approval of the 2009 Stock Incentive Plan is desired, among other reasons, to ensure the tax deductibility by Crane Co. of awards under the Stock Incentive Plan for purposes of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and to meet the listing requirements of the New York Stock Exchange.

The current 2007 Stock Incentive Plan was approved by the Board of Directors and the shareholders in 2007. Awards available under the 2007 Stock Incentive Plan are incentive stock options which meet the requirements of Section 422 of the Code, non-qualified stock options, restricted share awards and restricted share unit awards. The 2007 Stock Incentive Plan authorizes the issuance of up to 3,000,000 shares of stock pursuant to awards of stock options, restricted shares and restricted share units to officers and other key employees, provided that no more than 500,000 shares may be issued as restricted shares or restricted share units. As of the record date for the 2009 Annual

Meeting there were 993,654 shares available for grants under the 2007 Stock Incentive Plan, of which no more than 46,166 shares may be issued as restricted shares or restricted share units.

The Board of Directors believes that the grant of equity-based compensation to key executives is a vital factor in attracting and retaining effective and capable personnel who contribute to the growth and success of Crane Co. and in establishing a direct link between the financial interests of such individuals and of our shareholders. In view of the limited number of shares remaining available to provide such incentives under the 2007 Stock Incentive Plan, the Board of Directors approved and believes that it is desirable that the shareholders approve the 2009 Stock Incentive Plan, which authorizes the issuance of up to 5,500,000 shares of Crane Co. stock, plus shares added to the reserve in connection with the expiration, forfeiture or termination of outstanding awards under predecessor plans, for grants of equity-based compensation as described below, with special limits on the number of shares that may be granted as restricted shares, restricted share units or other stock-based awards (see below).

The purpose of the 2009 Stock Incentive Plan is to attract and retain key employees who are and will be contributing to the success of the business, to motivate and reward employees who have made significant contributions, and to encourage them to continue to give their best efforts to our future success, to provide competitive incentive compensation opportunities, and to provide further opportunities for stock ownership by employees in order to increase their proprietary interest in Crane Co. and their personal interest in its continued success.

Accordingly, on January 26, 2009, the Board approved the 2009 Stock Incentive Plan, subject to shareholder approval.

Principal Provisions of Crane Co. 2009 Stock Incentive Plan

Shown below is a summary of the 2009 Stock Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A. This summary is qualified in its entirety by reference to the 2009 Stock Incentive Plan.

Key Changes from the 2007 Stock Incentive Plan

The 2009 Stock Incentive Plan is substantially identical in design to the 2007 Stock Incentive Plan, except for the following key changes:

•	Number of Shares Reserved For Awards and Limit on Number of “Full-Value” Awards. The 2009 Plan reserves a pool for awards equal to the sum of 5,500,000 shares plus any shares added to the Plan related to an award granted under a predecessor employee stock plan of Crane Co. that expires, is forfeited or is terminated. Moreover, if the total number of shares awarded as “full-value” awards, such as restricted shares and restricted share units, exceeds the sum of 1,100,000 shares plus any shares added to the Plan related to a “full value” award granted under a predecessor employee stock plan that is forfeited or terminated, each share granted under such awards will be counted as 2.5 shares against the remaining 2009 Stock Incentive Plan share reserve. Crane Co. does not anticipate granting any new awards under the 2007 Stock Incentive Plan between the record date for the 2009 Annual Meeting and the date of the Annual Meeting, which will be the effective date of the 2009 Stock Incentive Plan if it is approved by shareholders. In addition, if the 2009 Plan is approved, no further awards will be granted under the 2007 Plan.

•	Addition of Stock Appreciation Rights and Other Stock-Based Awards. The 2009 Plan allows awards of stock appreciation rights which provide compensation based only on the appreciation in Crane Co.’s stock price from the date of grant until exercise. The 2009 Plan also authorizes the grant of stock-based awards other than options, stock appreciation rights, restricted shares and restricted share units, that can be designed to meet specific or unique circumstances.

•	Flexible Award Terms. Instead of enumerating rigid rules for the terms of awards, the 2009 Plan provides a flexible framework to the Compensation Committee to design awards to meet changing needs and situations. For example, options are no longer subject to specified vesting terms. The Compensation Committee will determine the vesting requirements of each award.

•	Dividend Equivalents May be Granted for Awards Other than Options and Stock Appreciation Rights. The 2009 Plan expressly authorizes the Compensation Committee to grant dividend equivalent rights with respect to stock awards, but prohibits dividend equivalents to be granted in connection with options and stock appreciation rights.

•	Administrative Changes. The 2009 Plan contains certain minor changes or updates to streamline administration and reflect current market practices (e.g., allowing book entry or other electronic forms of registration of stock issued under the plan).

In General

The 2009 Stock Incentive Plan is administered by the Compensation Committee, or such other committee composed of at least three members of the Board as may be designated by the Board from time to time. Awards available for granting under the 2009 Stock Incentive Plan are as described in the section below titled “Type of Awards.” Participants in the 2009 Stock Incentive Plan are such key employees of Crane Co. and its subsidiaries as the Compensation Committee may designate. Subject to adjustment based on recapitalizations and other similar financial events, the maximum number of shares of stock for which Awards may be granted under the 2009 Stock Incentive Plan to any single individual in any calendar year will not exceed 500,000 shares. All awards granted under the 2009 Stock Incentive Plan will be evidenced by agreements in a form designated by the Compensation Committee, and subject to the terms and conditions of the 2009 Stock Incentive Plan.

As described in the Introduction, the sum of 5,500,000 shares plus any shares added to the Plan as a result of the expiration, forfeiture or termination of an award granted under a predecessor employee stock plan of Crane Co. is reserved for issuance and available for awards under the 2009 Stock Incentive Plan. In general, all awards under the 2009 Stock Incentive Plan will be counted against this reserve on a one-for-one basis. However, if “full value” awards, such as restricted stock and restricted stock units, granted under the 2009 Stock Incentive Plan exceed the sum of 1,100,000 shares plus any shares added to the Plan related to a “full value” award granted under a predecessor employee stock plan that is forfeited or terminated, each share awarded above this threshold will be counted at a rate of 2.5 shares against the total share pool.

Shares of common stock underlying awards under the 2009 Stock Incentive Plan or any predecessor plan (such as the 2007 Stock Incentive Plan) that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of an option or a forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the 2009 Stock Incentive Plan. However, shares of stock that are withheld in payment or satisfaction of the exercise price of a stock option or for tax withholding obligations with respect to an award, will no longer be available for future grants under the 2009 Stock Incentive Plan. Likewise, the full number of shares with respect to which a stock appreciation right is granted will count against the pool of shares available for future grants. The maximum number of shares that may be awarded as incentive stock options will be 5,500,000. Shares to be issued or purchased under the 2009 Stock Incentive Plan will be authorized but unissued shares of Crane Co. common stock or shares of common stock reacquired by Crane Co., including shares purchased in the open market.

Type of Awards

The 2009 Stock Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares and restricted share units and other stock-based awards.

Stock Options

Employees receiving options (“optionees”) have the right to purchase a specified number of shares of stock at a specified exercise price, subject to the terms and conditions established by the Compensation Committee and specified in an agreement memorializing the grant. All options must be granted at an exercise price that is at least equal to 100% of the fair market value of Crane Co. common stock on the date of grant. Fair market value on a given day is defined as the closing market price on that day. The Compensation Committee may grant to a participant options that qualify as incentive stock options, non-qualified stock options or a combination of incentive and non-qualified stock options.

Stock options must be exercised within a period fixed by the Compensation Committee that may not exceed six years from the date of grant. The optionee must pay the exercise price for shares to be purchased in full at the time of exercise in cash or, in whole or in part, by tendering (either actually or by attestation) shares of Crane Co. common stock. Upon approval, options may be exercised in the form of a “cashless exercise” through a broker based on the broker’s agreement to deliver sufficient funds to pay the applicable exercise price and tax withholding, if any.

Stock Appreciation Rights

An award of stock appreciation rights entitles the employee to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the exercise price of the award, times (ii) the number of shares of common stock with respect to which the award is exercised. All stock appreciation rights must be granted at an exercise price that is at least equal to 100% of the fair market value of Crane Co. common stock on the date of grant. All of the other terms and conditions of the stock appreciation right are established by the Compensation Committee and specified in an agreement memorializing the grant.

Stock appreciation rights must be exercised within a period fixed by the Compensation Committee that may not exceed six years from the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of Crane Co. common stock or a combination of cash and common stock.

Restricted Share and Restricted Share Unit Awards

Restricted share awards entitle recipients to acquire shares of Crane Co. common stock, and restricted share unit awards entitle recipients to receive a notional account settled as described below, subject to forfeiture by the recipient in the event that the conditions specified in the applicable award agreement are not satisfied prior to the end of the applicable restriction period established for the award.

Each restricted share or restricted share unit award will be granted pursuant to an agreement that will specify the terms pursuant to which Crane Co.’s right of forfeiture will lapse. These terms may be based on performance standards, periods of service, the recipient’s retention of ownership of specified shares of Crane Co. common stock, or other criteria, as the Compensation Committee may establish.

The Compensation Committee may determine, at the time of grant, that a restricted share or restricted share unit award made to one of our executive officers or other key employees will vest solely upon achievement of specified performance criteria designed to qualify as “performance-based” compensation in accordance with Section 162(m) of the Code. Performance targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): revenues, free cash flow, return on assets, operating income, return on investment, economic value added, return on stockholders’ equity, stock price appreciation, total share return, earnings before interest, taxes, depreciation and amortization, earnings per share and/or growth in earnings per share. The terms of any restricted share or restricted share unit award granted under the 2009 Stock Incentive Plan are to be set forth in an agreement which will contain provisions as determined by the Compensation Committee that are not inconsistent with the 2009 Stock Incentive Plan. Restricted share units will, in general, be settled either in the form of a cash payment or in shares of Crane Co. common stock.

Other Stock-Based Awards

The Compensation Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, stock appreciation rights, restricted shares or restricted share units. The terms and conditions of each other stock-based award granted under the 2009 Stock Incentive Plan are to be set forth in an agreement which will contain provisions as determined by the Compensation Committee that are not inconsistent with the 2009 Stock Incentive Plan. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Compensation Committee.

Dividend Equivalents

The Compensation Committee may provide for the payment of dividends or dividend equivalents with respect to any shares of common stock subject to an award of restricted shares, restricted share units or other stock-based award under the 2009 Stock Incentive Plan, under such terms and conditions as the Compensation Committee may establish in accordance with the Plan. No dividends or dividend equivalents are permitted for awards of stock options or stock appreciation rights.

Plan Benefits Table

As of the record date for the Annual Meeting, approximately 350 individuals were eligible to receive awards under the 2009 Stock Incentive Plan, including Crane Co.’s fifteen executive officers. The granting of awards under the 2009 Stock Incentive Plan is discretionary. As such, the Board cannot now determine the number, value or type of awards to be granted in the future for any individual or group of individuals. As of the record date for the 2009 Annual Meeting, the closing price per share of Crane Co. stock was $15.08.

Term; Amendments; Restrictions

The 2009 Stock Incentive Plan will become effective if it is approved by the shareholders at the 2009 Annual Meeting and shall remain in effect until terminated by the Board of Directors, provided that no awards may be granted under the Plan after the date that is ten years from the date of such approval. The Board may amend, rescind or terminate the 2009 Stock Incentive Plan at any time in its discretion, provided that:

(i) no change may be made in awards previously granted under the Plan that would impair the recipient’s rights without his or her consent, and

(ii) no amendment to the Plan may be made without approval of the shareholders if the effect of that amendment would be to (A) increase the number of shares reserved for issuance under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spinoff or similar transaction); (B) expand the types of awards available under the Plan; (C) materially change the eligibility requirements under the Plan; (D) change the method of determining the exercise price of options or stock appreciation rights granted under the Plan; or (E) materially revise the terms of the Plan in such a manner that shareholder approval would be required.

No Repricing

The 2009 Stock Incentive Plan specifically prohibits the repricing of stock options or stock appreciation rights without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or stock appreciation right to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or stock appreciation right at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Overhang and Dilution Considerations

The Compensation Committee periodically reviews the dilutive effect of its stock plans on Crane Co.’s shareholders (sometimes called “overhang”). As of February 27, 2009, assuming approval of the 2009 Stock Incentive Plan and the 2009 Non-Employee Director Compensation Plan (see page 44 below), the 5,500,000 shares proposed to be reserved for grants under the 2009 Stock Incentive Plan and the 600,000 shares proposed to be reserved for grants under the 2009 Non-Employee Director Compensation Plan represent an overhang of 8.6%, and Crane Co.’s total overhang would be 17.5%.

For the purpose of calculating the overhang in the previous paragraph, Crane Co. is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, unvested restricted shares, unvested restricted share units and Deferred Stock Units plus shares available for future grants under all plans, and Amount B equals the sum of total shares of Crane Co. common stock outstanding plus Amount A. As of February 27, 2009: (i) the number of outstanding stock options, unvested restricted shares, unvested restricted share units and Deferred Stock Units equals approximately 6,291,377; (ii) the number of shares available for future grants under all plans assuming approval of the 2009 Stock Incentive Plan and the 2009 Director Plan equals approximately 6,100,000; and (iii) the number of shares of Crane Co. common stock outstanding equals approximately 58,441,380.

Withholding for Payment of Taxes

As with the 2007 Stock Incentive Plan, the 2009 Stock Incentive Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The 2009 Stock Incentive Plan permits a participant to satisfy this requirement, with the approval of the Compensation Committee and subject to the terms of the plan, by having Crane Co. withhold from the participant a number of shares of Crane Co. common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes

As with the 2007 Stock Incentive Plan, in the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of Crane Co., a combination or exchange of Crane Co. common stock, dividend in kind, or other like change in capital structure or the number of outstanding shares of Crane Co. common stock, distribution (other than normal cash dividends) to shareholders of Crane Co., or any similar corporate event or transaction, the Compensation Committee, in order to prevent dilution or enlargement of participants’ rights under the Plan, will make equitable and appropriate adjustments and substitutions, as applicable, to the number and kind of shares subject to outstanding awards, the exercise price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which awards can be made to any participant in any calendar year, and other determinations applicable to outstanding awards. The Compensation Committee will have the power and sole discretion to determine the amount of the adjustment to be made in each case.

In the event of a “change in control” of Crane Co. (as defined in the Plan), the 2009 Stock Incentive Plan provides that awards of restricted shares, restricted share units and other stock-based awards will be deemed fully vested upon the change in control, and awards of options and stock appreciation rights will become fully vested and exercisable on the participant’s termination of employment for any reason following the change in control. However, the Compensation Committee has the discretion to provide for different vesting, exercisability or other terms in connection with a change in control for specific awards, and those terms will be set forth in the applicable award agreement.

Federal Tax Consequences

The federal income tax consequences of the issuance and exercise or settlement of awards under the 2009 Stock Incentive Plan are as described below. The following information is only a summary of the tax consequences of the awards. This summary does not address all aspects of U.S. federal taxation that may be relevant to a particular participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options.  A participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option. If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option by the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (b) Crane Co. will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (ii) the gain on the sale. Also in that case, Crane Co. will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is, however, includable in the participant’s income for alternative minimum tax purposes.

Nonqualified Stock Options.  A participant who is granted a nonqualified stock option will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the shares. Crane Co. generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis equals the fair market value of the shares on the exercise date.

Stock Appreciation Rights.  A participant who is granted stock appreciation rights will normally not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (a) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of Crane Co. common stock from the date of grant of the award to the date of exercise); and (b) Crane Co. will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Shares.  A participant will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer. Crane Co. will be entitled to a corresponding deduction at that time (subject to certain limits on deductibility under Section 162(m) of the Code). Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee makes an election under Section 83(b) to be taxed on the fair market value upon such transfer).

Restricted Share Units.  A participant will normally not recognize taxable income upon an award of restricted share units, and Crane Co. will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the receipt of cash or the issuance of the underlying shares, the participant will recognize ordinary taxable income in an amount equal to the cash received or the fair market value of the common stock received and Crane Co. will be entitled to a deduction in the same amount (subject to certain limits on deductibility under Section 162(m) of the Code). Any disposition of shares received after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period.

Dividends.  To the extent dividends are payable during the restricted period under the applicable restricted share or restricted share unit award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by Crane Co. unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the employee as dividends and will not be deductible by Crane Co.

Other Stock-Based Awards.  A participant will normally not recognize taxable income upon the grant of other stock-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the award is settled, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. Crane Co. also will then be entitled to a deduction in the same amount, subject to certain limits on deductibility under Section 162(m) of the Code.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of the Crane Co. 2009 Stock Incentive Plan. Approval of the plan requires the affirmative vote of a majority of the votes cast on this proposal at the meeting, provided that a majority of the votes entitled to be cast at the meeting are cast for or against the proposal. See Outstanding Shares and Required Votes, page 1.

PROPOSAL TO APPROVE 2009 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Introduction

The Board of Directors believes that fair and reasonable compensation of the members of the Board is integral to Crane Co.’s continued ability to attract and retain highly qualified persons to serve on the Board. Board compensation is currently paid pursuant to the 2007 Non-Employee Director Compensation Plan (the “2007 Director Plan”). In addition to cash fees paid to non-employee directors, the 2007 Director Plan provides that at least 50% of each non-employee director’s annual retainer will be paid in the form of “Deferred Stock Units” and for annual stock option grants to non-employee directors. The 2007 Director Plan authorizes the issuance of up to a total of 150,000 shares of stock pursuant to awards. As of the record date for the 2009 Annual Meeting there were 93,184 shares available for grants under the 2007 Director Plan.

In view of the limited number of shares remaining available under the 2007 Director Plan and the importance of continuing to provide a competitive director compensation program, the Management Organization and Compensation Committee (the “Compensation Committee”), with the assistance of Hewitt Associates, recommended that the Board of Directors approve the 2009 Non-Employee Director Compensation Plan (the “2009 Director Plan”), a copy of which appears as Appendix B to this Proxy Statement. On January 26, 2009, the Board approved the 2009 Director Plan and, for the reasons described above, the Board recommends that the shareholders approve the 2009 Director Plan. The 2009 Director Plan authorizes the issuance of up to a total of 600,000 shares of stock, plus shares added to the reserve in connection with the expiration, forfeiture or termination of outstanding awards under predecessor plans, for awards to non-employee directors as described below, with special limits on the number of shares that may be granted as Deferred Stock Units (see below). Other than the increase in the number of shares that may be issued, the 2009 Director Plan makes no substantive changes in the amount or structure of Crane Co.’s non-employee director compensation.

The purpose of the 2009 Director Plan is to attract and retain non-employee directors to serve on the Board by providing remuneration in amounts competitive with current practices and in a form consistent with current trends, and by providing an equity interest that will align each director’s long-term interests in Crane Co.’s continued growth with that of our shareholders. The 2009 Director Plan, consistent with current trends and practices, will also provide each individual director with an opportunity to structure Board remuneration in a tax-efficient manner.

Principal Provisions of the 2009 Non-Employee Director Compensation Plan

Shown below is summary information with respect to the 2009 Director Plan. This summary is qualified in its entirety by reference to the 2009 Director Plan, a copy of which is attached as Appendix B to this Proxy Statement. All directors who are not employees, of whom there are currently ten, are eligible to participate in the 2009 Director Plan. The 2009 Director Plan is administered by the Compensation Committee.

As described in the Introduction, a total of 600,000 shares plus any shares added to the Plan as a result of the expiration, forfeiture or termination of an award granted under a predecessor director stock plan of Crane Co. is reserved for issuance and available for awards under the 2009 Director Plan. In general, all awards under the 2009 Director Plan will be counted against this reserve on a one-for-one basis. However, if the number of Deferred Stock Units granted under the 2009 Director Plan exceeds the sum of 300,000 shares plus any shares added to the Plan related to a “full value” award (including DSUs and restricted stock) granted under a predecessor director stock plan that is forfeited or terminated, each share awarded above this threshold will be counted at a rate of 2.5 shares against the total share pool.

Shares of common stock underlying awards under the 2009 Director Plan or any predecessor director plan (such as the 2007 Director Plan) that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of an option or a forfeiture of DSUs), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the 2009 Director Plan. However, shares of stock that are withheld in payment or satisfaction of the exercise price of a stock option will no longer be available for future grants under the 2009 Director Plan. Shares to be issued or purchased under the 2009 Director Plan will be authorized but unissued shares of Crane Co. common stock or shares of common stock reacquired by Crane Co., including shares purchased in the open market.

Crane Co. does not anticipate granting any new awards under the 2007 Director Plan between the record date for the 2009 Annual Meeting and the date of the Annual Meeting, which will be the effective date of the 2009 Director Plan if it is approved by shareholders. However, approximately 300 additional DSUs will be granted as dividend equivalents between the record date and the date of the Annual Meeting with respect to existing DSU awards based on the dividend payable for the first quarter of 2009. In addition, if the 2009 Director Plan is approved, no further awards will be granted under the 2007 Director Plan.

Under the 2009 Director Plan, non-employee directors will receive the following remuneration for their services.

Annual Retainer

Each non-employee director will be paid an annual retainer for his or her services to the Board, which is $75,000 for 2009 (unchanged from 2008) and may be adjusted by the Board in subsequent years. Fifty percent (50%) of the annual retainer is paid to the non-employee directors in cash, in equal monthly payments. The value of the remaining fifty percent (50%) is credited to the director’s account under the 2009 Director Plan as a Deferred Stock Unit (“DSU”) at the close of the annual shareholders’ meeting. Non-employee directors may also elect to receive payment of all (but not less than all) of the cash component of the annual retainer as DSUs under the 2009 Director Plan. Treatment of amounts deferred as DSUs is discussed below. Non-employee directors who join the Board during the year will receive a prorated annual retainer based on the number of days between the appointment date and the date of the next following annual shareholders’ meeting, with the cash portion paid in equal monthly installments over the period between the date of appointment and the date of the next following annual shareholders’ meeting.

Meeting Fees, Committee Chair Retainers and Executive Committee Retainer

Under the 2009 Director Plan, each non-employee director will be paid for each Board or committee meeting he or she attends in person or by teleconference. The actual fee paid for attendance at meetings is determined each year by the Board. For 2009, non-employee directors are paid $2,000 for each meeting attended.

In addition, committee chairs of the Audit Committee, the Management Organization and Compensation Committee and the Nominating and Governance Committee (and such other committees as the Board may establish from time to time, other than the Executive Committee) will be paid an annual fee for their respective service as a committee chair. The amount of the committee chair annual retainer is determined each year by the Board. For 2009, the committee chair fees are as follows: Audit Committee: $10,000; Management Organization and Compensation Committee, $7,500; Nominating and Governance Committee: $7,500. The committee chair annual retainers are paid in twelve monthly installments following the close of the annual shareholders’ meeting. To the extent a director is first appointed as a committee chair during the year, he or she will receive a prorated payment of the committee chair annual retainer fee based on the number of days between the appointment date and the date of the next following annual shareholders’ meeting, with the prorated fee paid in equal monthly installments over the period between the date of appointment and the date of the next following annual shareholders’ meeting.

In addition, each non-employee director who is a member of the Executive Committee will be paid a supplemental annual retainer fee in equal monthly installments for his or her service on the Executive Committee. The amount of the Executive Committee annual retainer is determined each year by the Board. For 2009, the annual retainer is $2,000. Non-employee directors who join the Executive Committee during the year will receive a prorated payment of the annual retainer based on the number of days between the appointment date and the date of the next following annual shareholders’ meeting.

Stock Options

Under the 2009 Director Plan, the Board may grant to each non-employee director an option to acquire shares of Crane Co. common stock, subject to terms, conditions and restrictions that the Board may establish. For 2009, the Board has determined that each non-employee director, other than Mr. Queenan, will be granted, as of the date of the annual shareholders’ meeting, an option to purchase 2,000 shares of stock. The exercise price for these options will be the fair market value of the stock, based on the closing market price on the date of grant. The 2009 option will have a term of 10 years and will vest ratably over four years from the date of grant. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description on page 33), and therefore will not receive any stock option grants under the 2009 Director Plan.

Deferred Stock Units

As described above, under the 2009 Director Plan, each non-employee director will have fifty percent (50%) of his or her annual retainer deferred as DSUs. In addition, each non-employee director may elect to defer as DSUs all (but not less than all) of the remaining fifty percent (50%) of the annual retainer. The Board may grant additional DSUs to non-employee directors from time to time.

A DSU is a notional account under the 2009 Director Plan. Each DSU is equivalent in value to a share of Crane Co. common stock. DSUs vest on the first anniversary of the date they are deferred and will be forfeited if the director does not remain a director until the next Annual Meeting, except in the case of death, disability or a “change in control” of Crane Co. (as defined in the Plan). Each non-employee director will be entitled to receive settlement of his or her DSUs in the form of Crane Co. common stock within twenty (20) days of the date he or she terminates Board service. As of the record date for the 2009 Annual Meeting, the closing price of a share of Crane Co. common stock was $15.08.

DSUs will be credited with dividend equivalents in the form of additional DSUs having an aggregate value equal to the dividend that would be payable if the DSUs were outstanding shares of common stock. Dividend equivalent DSUs will be distributed at the same time as the underlying DSUs are settled.

Plan Benefits Table

This table shows the benefits and amounts that would be received by the non-employee directors as a group.

Name and Position	Cash Benefits		Stock Options

All non-employee directors as a group (ten persons)	$1,101,000	(1)	18,000

(1)	Directors will receive half of the annual retainer, and may elect to receive additional amounts, in Deferred Stock Units of equivalent value.

Term; Amendments

The 2009 Director Plan will become effective if it is approved by the shareholders at the 2009 Annual Meeting. The Board may amend, rescind or terminate the 2009 Director Plan at any time at its discretion, provided that:

(i) no change may be made in awards previously granted under the Plan that would impair the recipient’s rights without his or her consent, and

(ii) no amendment to the Plan may be made without approval of the shareholders if the effect of that amendment would be to (A) increase the number of shares reserved for issuance under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spinoff or similar transaction); (B) expand the types of awards available under the Plan; (C) materially change the eligibility requirements under the Plan; (D) change the method of determining the exercise price of stock options granted under the Plan; or (E) materially revise the terms of the Plan in such a manner that shareholder approval would be required.

No Repricing

The 2009 Director Plan specifically prohibits the repricing of stock options without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a

“repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Changes in Capitalization and Similar Changes

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of Crane Co., a combination or exchange of Crane Co. common stock, dividend in kind, or other like change in capital structure or the number of outstanding shares of Crane Co. common stock, distribution (other than normal cash dividends) to shareholders of Crane Co., or any similar corporate event or transaction, the Compensation Committee, in order to prevent dilution or enlargement of participants’ rights under the Plan, will make equitable and appropriate adjustments and substitutions, as applicable, to the number and kind of shares subject to outstanding awards, the exercise price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding awards. The Compensation Committee will have the power and sole discretion to determine the amount of the adjustment to be made in each case.

Federal Tax Consequences

The federal income tax consequences of the issuance or exercise or settlement of equity awards under the 2009 Director Plan are as described below. The following information is only a summary of the tax consequences of the awards. This summary does not address all aspects of U.S. federal taxation that may be relevant to a particular director in light of his or her personal circumstances. Directors are advised to consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Stock Options.  A director who is granted a nonqualified stock option under the 2009 Director Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the director will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the shares. Crane Co. generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the director. Upon disposition of the shares purchased pursuant to the stock option, the director will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis equals the fair market value of the shares on the exercise date.

Deferred Stock Units.  A director will normally not recognize taxable income upon an award of Deferred Stock Units, and Crane Co. will not be entitled to a deduction until the lapse of the applicable restrictions and settlement of the Deferred Stock Units following the director’s termination of Board service. Upon the lapse of the restrictions and the issuance of the Deferred Stock Units in shares, the director will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and we will be entitled to a deduction in the same amount. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of the Crane Co. 2009 Non-Employee Director Compensation Plan. Approval of the plan requires the affirmative vote of a majority of the votes cast on this proposal at the meeting, provided that a majority of the votes entitled to be cast at the meeting are cast for or against the proposal. See Outstanding Shares and Required Votes, page 1.

PROPOSAL TO APPROVE
2009 CORPORATE EVA INCENTIVE COMPENSATION PLAN

Introduction

Since 1988 Crane Co. has used principles of economic value added (“EVA”) in its incentive compensation program for key executives. In 2004, the Board of Directors adopted and shareholders approved the Crane Co. Corporate EVA Incentive Compensation Plan. In order to maintain tax deductibility of certain compensation that may be payable under the Corporate EVA Incentive Compensation Plan, the material terms of the plan must be reapproved by Crane Co.’s shareholders every five years. Accordingly, on February 23, 2009, the Board of Directors approved the 2009 Corporate EVA Incentive Compensation Plan (the “EVA Plan”), subject to shareholder approval. Shareholder approval of the EVA Plan is being sought at this time as a matter of good corporate governance and to take advantage of an important exemption under Section 162(m) of the Internal Revenue Code that might otherwise limit Crane Co.’s entitlement to tax deductions for certain compensation payments.

Principal Provisions of the EVA Plan

Set forth below is a summary of the principal provisions of the EVA Plan, which summary is qualified in its entirety by reference to the complete text of the EVA Plan set forth in Appendix C to this Proxy Statement.

General

The purpose of the EVA Plan is to maximize shareholder value by aligning management’s interests with those of our shareholders and rewarding management for sustainable and continuous improvement in the business being managed. The EVA Plan provides for cash payments to eligible participants based upon the attainment of EVA and EVA growth from the prior fiscal year.

The EVA Plan is administered by the Management Organization and Compensation Committee (the “Compensation Committee”). The participants in the EVA Plan are the executive officers and key employees of Crane Co. who are designated as participants by the Chief Executive Officer. Ten of our executive officers and four other key employees participated in the Corporate EVA Incentive Compensation Plan in 2008, while approximately another 140 key employees of Crane Co. participated in similar plans based upon EVA principles. No participant who is subject to the limitations of Section 162(m) of the Internal Revenue Code will be eligible to receive an award under the EVA Plan in excess of $3,000,000 for any year.

Under the EVA Plan, for each plan year the Compensation Committee establishes a bonus pool formula based on either or both of a percentage of the change in EVA from the prior plan year and a percentage of the positive EVA, if any, for the current plan year.

For 2009, the Committee has established a bonus pool formula based on 10% of positive EVA, if any, and 0% of the change in EVA from the 2008 plan year, with a floor of $0 for the 2009 bonus pool. The Compensation Committee also reviews and approves the individuals eligible to participate in the EVA Plan for the plan year and fixes a participation percentage and a target bonus for each participant. The participation percentages of participants determine the portion of that year’s bonus pool that will be credited to each participant.

For purposes of the EVA Plan, EVA is defined as the difference between (i) net income for the year, plus after-tax interest expense, less the after-tax amount of interest income earned on cash in excess of $25 million during the year, plus the after-tax amount of any charges for asbestos-related claims and environmental costs at Crane Co.’s Goodyear Superfund site during the year, and (ii) the product of the cost of capital and average capital employed. EVA awards are calculated using total capital employed and net income based on amounts as reported in Crane Co.’s published financial statements, except that provisions relating to Crane Co.’s asbestos liabilities and to certain Superfund environmental liabilities are excluded. In addition, the Compensation Committee has the authority to exclude significant non-budgeted or non-controllable gains or losses from actual financial results in order to properly measure EVA. The component cost of equity is fixed by the Compensation Committee at the beginning of each year, while the cost of debt is determined on the basis of actual interest cost during the year and the blended cost of capital is reviewed and approved by the Compensation Committee following the end of the year.

The payout structure is based on target bonuses (expressed as a percentage of annual salary for each participant) so that each year the annual EVA award is paid out up to the target bonus, plus one-third of the bank balance from prior years, after crediting any excess from the current year EVA award, with the remaining bank balance carried for future years.

If the EVA award for a particular year is positive, and is greater than the participant’s predetermined target bonus (percentage of salary), the participant receives an amount equal to the target bonus, and the excess is credited to the participant’s “bank account.” If the EVA award for the year is less than the target bonus amount for that plan year, the participant receives the EVA award in cash, and also receives payout amounts from the bank account (to the extent that the bank account is positive) until the total amount received, including any amounts paid from the EVA award, equals the target bonus. In either such case, if the participant’s bank account is positive after payment of the target bonus, one-third of the account balance is also paid to the participant in cash, and the remainder of the account balance represents that individual’s “equity” in the account for future years. If the EVA award for the year is negative, as was the case for the 2008 plan year, the participant receives payout amounts from the bank account (to the extent available) up to the amount of the target bonus, and the negative award is then deducted from the bank account; if the bank account then remains positive, one-third of the remaining balance is paid to the participant in cash.

Each year, Crane Co. adds interest to a positive bank account balance at an annual rate of six percent. The account is subject to forfeiture in the event a participant leaves Crane Co. by reason of termination or resignation, but is paid in full if the participant dies, becomes disabled or retires at age 62 with at least ten years of service, or otherwise at age 65 or upon a change-in-control of Crane Co. The bank account concept with the three-year payout at risk gives the incentive compensation program a longer-term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on individuals for reasonableness and to preserve its incentivizing objectives, provided that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Compensation Committee at the beginning of the year.

Plan Benefits Table

Because benefits under the EVA Plan are based on the financial performance of the business in future periods, the amount of benefits payable to specific participants for the 2009 fiscal year and beyond is not determinable at this date. On January 26, 2009, the Compensation Committee approved incentive compensation awards and payments under the EVA Plan for the year ended December 31, 2008 to Messrs. Fast, MacCarrick and duPont (Messrs. Mitchell and Ellis participate in the EVA plans for their respective business units), to all Corporate executive officers as a group and to all other officers and participating Crane Co. employees (non-employee directors do not participate in the EVA Plan) as follows:

	Beginning
Name	EVA Bank	EVA Award (1)	EVA Payment	Ending EVA Bank

E. C. Fast	$1,205,949	$(175,743)	$913,396	$116,810
T. J. MacCarrick	$0	$(82,700)	$200,000	$0	(2)
A. I. duPont	$523,563	$(47,151)	$309,396	$167,021
All participating executive officers (ten persons)	$3,783,492	$(521,425)	$2,704,201	$980,471
Other non-executive officers and employees (four persons)	$313,232	$(59,771)	$251,279	$47,516

(1)	Includes negative awards in respect of Crane Co.’s 2008 financial performance, partially offset by 6% simple interest on the beginning bank balance.

(2)	The Compensation Committee determined in January 2009 that, given the impact of volatile economic conditions on the EVA calculation and the negative EVA awards for 2008 received by all participants in the Corporate EVA plan and certain operating group EVA plans, any resulting negative balances would be reset to zero.

Term; Amendment

The EVA Plan will remain in effect until terminated by action of the Board of Directors. The Board of Directors may at any time amend the EVA Plan, as it shall deem advisable.

Recommendation

The Board of Directors recommends a vote FOR approval of the Crane Co. Corporate EVA Incentive Compensation Plan. Approval of the EVA Plan requires the affirmative vote of a majority of the votes cast on this proposal at the meeting. See Outstanding Shares and Required Votes, page 1.

SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION
OF THE MACBRlDE PRINCIPLES

The following proposal was submitted to Crane Co. jointly by (1) the Office of the Comptroller of the City of New York, William C. Thompson, Jr., on behalf of the New York City Employees’ Retirement System (which held 75,186 shares of Crane Co. stock continuously from October 12, 2007 through October 14, 2008), the New York City Teachers’ Retirement System (59,345 shares), the New York City Police Pension Fund (24,921 shares), the New York City Fire Department Pension Fund (6,791 shares), and the New York City Board of Education Retirement System (66,768 shares); and (2) the Minnesota State Board of Investment (which as of October 30, 2008 had held a minimum of 28,973 shares of Crane Co. stock continuously over one year). Mr. Thompson’s address is 1 Centre Street, New York, New York 10007-2341. The address of the Minnesota State Board of Investment is 60 Empire Drive, Suite 355, St. Paul, Minnesota 55103.

“WHEREAS, Crane Company has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.	Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.	Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.	The banning of provocative religious or political emblems from the workplace.

4.	All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.	Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.	The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.	The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.	The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.	The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.”

Supporting Statement of New York City Comptroller and Minnesota State Board of Investment

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Crane Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Opposition Statement of the Board of Directors

The Board of Directors believes as well that Crane Co. benefits by hiring from the widest available talent pool and that an employee’s ability to do the job should be the primary consideration in hiring and promotion decisions, which is why Crane Co. has a long-standing policy of providing equal employment opportunity without regard to sex, race, age, religion, color, national origin, ancestry, veteran status, sexual orientation, marital status, pregnancy, childbirth or related medical conditions, physical or mental disability or any other legally protected status or condition. Crane Co. has one subsidiary located in Northern Ireland, Crane Stockham Valve Limited (“CSVL”), and CSVL is subject to the same policy.

CSVL is subject to the Northern Ireland Fair Employment Act 1989, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order 1998 (the “Fair Employment Act”), and the Code of Practice for the Promotion of Equality of Opportunity promulgated under the Fair Employment Act. The Fair Employment Act makes religious discrimination and preferential treatment in employment illegal, and requires CSVL to monitor its work force, submit annual returns and regularly review its employment procedures. The Fair Employment Act allows the Equality Commission for Northern Ireland (formerly the Fair Employment Commission) to oversee such regular reviews and provides for the imposition of penalties against employers who are found to have discriminated on the grounds of religious or political beliefs.

As an employer with more than ten employees in Northern Ireland, CSVL is registered under the Fair Employment Act, and thus works with the Equality Commission to further ensure that its employment procedures are not discriminatory. In addition, CSVL entered into a voluntary agreement with the Commission in October 1996 pursuant to which CSVL undertook a program of affirmative action regarding communication of equal opportunity policies and procedures, continuing to provide a working environment without intimidation or harassment, annual auditing of its employment practices and procedures and outreach measures to encourage applications from the Roman Catholic community.

In effect, Crane Co.’s policies and applicable laws endorse the same belief in equality of opportunity that is embodied in the MacBride Principles. However, the Board of Directors does not believe that it is advisable for Crane Co. to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. By adopting the MacBride Principles, CSVL would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines, which would unnecessarily burden CSVL and its management in the conduct of CSVL’s business. In addition, the Board of Directors is concerned that implementation of a duplicate set of principles could lead to confusion, conflicts and, potentially, unfairness in the workplace. For the foregoing reasons, the Board of Directors believes that adoption of the MacBride Principles is not in the best interests of Crane Co. or its shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Implementation of the MacBride Principles.

MISCELLANEOUS

Solicitation of Proxies.  Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $8,500. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference.  The Audit Committee Report on page 36 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

Next Annual Meeting; Shareholder Proposals.  The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2010 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 6, 2009. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2010 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 21, 2009 and no later than January 20, 2010. If we do not receive notice by that date, then such proposals may not be presented at the 2010 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the Internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

March 6, 2009

Appendix A

CRANE CO.
2009 STOCK INCENTIVE PLAN

1.	PURPOSE AND ADOPTION OF THE PLAN

The purpose of the Crane Co. 2009 Stock Incentive Plan (as the same may be amended from time to time, the “Plan”) is (i) to attract and retain key employees of Crane Co. (the “Company”), and its Subsidiaries (as defined below) who are and will be contributing to the success of the business; (ii) to motivate and reward key employees who have made significant contributions to the success of the Company and encourage them to continue to give their best efforts to its future success; (iii) to provide competitive incentive compensation opportunities; and (iv) to further opportunities for stock ownership by such key employees in order to increase their proprietary interest in the Company and their personal interest in its continued success.

The Plan was approved by the Board of Directors of the Company (the “Board”) on January 26, 2009 and shall become effective upon approval by the stockholders of the Company (the “Effective Date”). The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Award shall be granted after the date that is ten (10) years from the Effective Date.

2.	DEFINITIONS

For the purposes of this Plan, capitalized terms shall have the following meanings:

(a) “Award” means any grant to a Participant of one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Section 6, Stock Appreciation Rights described in Section 7, Restricted Shares or Restricted Share Units described in Section 8 and Other Stock-Based Awards described in Section 9.

(b) “Award Agreement” means a written agreement between the Company and a Participant or a written notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

(c) “Beneficiary” means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant’s death.

(d) “Board” shall have the meaning given to such term in Section 1.

(e) “Change in Control” means the occurrence of one of the following: (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of the Common Stock calculated as provided in paragraph (d) of said Rule 13d-3; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the consummation of any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (iv) a majority of the members of the Board being replaced during any twelve (12) month period commencing on the Effective Date, by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment. In all respects, the definition of “Change in Control” shall be interpreted, and limited to the extent necessary, to comply with Section 409A of the Code, and the applicable regulations and any successor statute, regulation and guidance thereto.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

(g) “Committee” means the Management Organization and Compensation Committee of the Board or such other committee composed of at least three members of the Board as may be designated by the Board from time to time.

(h) “Company” shall have the meaning given to such term in Section 1.

(i) “Common Stock” means Common Stock, par value $1.00 per share, of the Company.

(j) “Date of Grant” means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

(k) “Dividend Equivalent Account” means a bookkeeping account in accordance with Section 12(h) and related to an Award (other than an Option or a Stock Appreciation Right) that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

(l) “Effective Date” shall have the meaning given to such term in Section 1.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Exercise Price” means, with respect to Options, the amount established by the Committee in the Award Agreement in accordance with Section 6(b) which is required to purchase each share of Common Stock upon exercise of the Option, or with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement in accordance with Section 7(b) which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant.

(o) “Fair Market Value” means, as of any applicable date, for all purposes in this Plan, the closing sales price of the Common Stock on the New York Stock Exchange-Composite Transactions Tape on that day, or if no sale of stock has been recorded on such day, then on the next preceding day on which a sale was so made. In the event the Common Stock is not admitted to trade on a securities exchange, the Fair Market Value as of any given date shall be as determined in good faith by the Committee.

(p) “Incentive Stock Option” means a stock option within the meaning of Section 422 of the Code.

(q) “Merger” means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

(r) “Non-Qualified Stock Option” means a stock option which is not an Incentive Stock Option.

(s) “Other Stock-Based Award” means an Award granted in accordance with Section 9.

(t) “Options” means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

(u) “Participant” means a person designated to receive an Award under the Plan in accordance with Section 5.

(v) “Plan” shall have the meaning given to such term in Section 1.

(w) “Restricted Shares” means Common Stock subject to restrictions imposed in connection with Awards granted under Section 8.

(x) “Restricted Share Unit” means a notional bookkeeping entry representing the equivalent of a share of Common Stock, subject to restrictions imposed in connection with Awards granted under Section 8.

(y) “Stock Appreciation Right” means an Award granted in accordance with Section 7.

(z) “Subsidiary” means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

3.	ADMINISTRATION

(a) This Plan shall be administered by the Committee, which shall at all times be constituted to comply with the “outside director” requirements established from time to time under Section 162(m) of the Code, the “non-employee director” requirements established from time to time by rules or regulations of the Securities and Exchange Commission under Section 16 of the Exchange Act, and the “independent director” requirements established from time to time under the corporate governance rules of the New York Stock Exchange. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable.

(b) The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretations taken or made in good faith with respect to this Plan or Awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	SHARES

(a) The total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed the sum of (i) 5,500,000 shares plus (ii) any shares added to the Plan related to an award granted under a predecessor employee stock plan of the Company that expires, is forfeited or is terminated as provided by Sections 4(b) and 4(c) below. Of the total number of shares of Common Stock authorized to be awarded under the Plan, no more than the sum of (i) 1,100,000 shares plus (ii) any shares added to the Plan related to an award granted under a predecessor employee stock plan of the Company that is forfeited or terminated as provided by Section 4(c) below (the “Full Value Award Reserve”) shall be awarded as Restricted Shares, Restricted Share Units that are settled in shares of Common Stock or Other Stock-Based Awards that are settled in shares of Common Stock. Notwithstanding the foregoing, in the event the entire Full Value Award Reserve has been used, the Committee may award additional Restricted Shares, Restricted Share Units or Other Stock-Based Awards from the remaining available shares of Common Stock, provided that each share of Common Stock so awarded as Restricted Shares, Restricted Share Units or Other Stock-Based Awards shall count as 2.5 shares against such remaining available shares of Common Stock. The maximum number of shares of Common Stock that may awarded as Incentive Stock Options shall be 5,500,000. The number of shares available for grants under the Plan shall be subject to adjustment in accordance with Section 10. The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company, including shares purchased in the open market.

(b) Subject to the provisions of Sections 6 or 7, any shares subject to an Option or Stock Appreciation Right granted under this Plan or any predecessor employee stock plan of the Company that expires, is forfeited or is terminated for any reason shall be available for future grants under this Plan.

(c) Subject to the provisions of Section 8, shares attributable to awards of Restricted Shares or Restricted Share Units granted under this Plan or any predecessor employee stock plan of the Company that are forfeited or terminated for any reason prior to the date that the restrictions on such awards would otherwise have lapsed shall be available for future grants under this Plan.

(d) Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under the Plan.

(e) To the extent that any shares underlying an Award of Restricted Shares, Restricted Share Units or Other Stock-Based Awards granted under this Plan are returned to the reserve of shares available to be awarded under the Plan in accordance with this Section 4, then the number of shares of Common Stock added back to the total Plan reserve available for grants under Section 4(a) of the Plan for each such underlying share shall be equal to (i) one share if the original Award was granted out of the Full Value Award Reserve and such share shall again be available to be awarded from the Full Value Award Reserve, and (ii) two and one-half shares if the original Award was not granted out of the Full Value Award Reserve.

5.	PARTICIPATION

Participants in the Plan shall be such key employees of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. For purposes of the Plan, “key employees” shall mean officers as well as other employees (including officers and other employees who are also directors of the Company or any Subsidiary) designated by the Committee in its discretion upon the recommendation of management, but shall not include any employee who, assuming the full exercise of such Option, would own more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary. Subject to adjustment in accordance with Section 10, the maximum number of shares for which Awards may be granted under this Plan to any single individual in any calendar year shall not exceed 500,000 shares of Common Stock. Options under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Code or Non-Qualified Stock Options. Awards granted hereunder shall be evidenced by Award Agreements in such form as the Committee shall approve, which Agreements shall comply with and be subject to the terms and conditions of this Plan.

6.	GRANT AND EXERCISE OF STOCK OPTIONS

(a) The Committee may grant to any Participant one or more Awards of Options entitling the Participant to purchase shares of Common Stock from the Company on such terms and subject to such conditions as may be established by the Committee. An Award of Options may be granted in such number, at such Exercise Price, and subject to such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments), not inconsistent with the terms of this Plan, as may be determined by the Committee at the time of grant.

(b) The Exercise Price of each share of Common Stock upon exercise of any Option granted under the Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Each Option shall have a stated term not to exceed six (6) years from the Date of Grant.

(c) The Exercise Price of the shares purchased upon the exercise of an Option shall be paid in full at the time of exercise in cash or, in whole or in part, by tendering (either actually or by attestation) shares of Common Stock; provided, however, any shares of Common Stock that are thereby tendered shall not become available for issuance for purposes of this Plan. The value of each share of Common Stock delivered in payment of all or part of the Exercise Price upon the exercise of an Option shall be the Fair Market Value of the Common Stock on the date the Option is exercised. Exercise of Options shall also be permitted, if approved by the Committee, in accordance with a cashless exercise program under which, if so instructed by a Participant, shares of Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of an irrevocable written notice of exercise from the Participant.

(d) The Committee, upon such terms and conditions as it shall deem appropriate, may (but shall not be obligated to) authorize on behalf of the Company the acceptance of the surrender of the right to exercise an Option or a portion thereof (but only to the extent and in the amounts that such Option shall then be exercisable) and the payment by the Company therefor of an amount equal to the excess of the Fair Market Value on the date of surrender of the shares of Common Stock covered by such Option or portion thereof over the aggregate Exercise Price of such shares and/or an amount equal to requisite tax or other withholdings. Such payment shall be made in shares of

Common Stock (valued at such Fair Market Value) or in cash, or partly in cash and partly in shares of Common Stock, as the Committee shall determine. The shares of Common Stock covered by any Option or portion thereof, as to which the right to exercise shall have been so surrendered, shall not again be available for the purposes of this Plan.

(e) Each Option granted under this Plan shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, Non-Qualified Stock Options may be transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for the benefit of such family members.

(f) No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

(g) The Company shall have the right to require a Participant to pay to the Company the cash amount of any taxes which the Company is required to withhold upon the exercise of an Option granted hereunder, provided that anything contained herein to the contrary notwithstanding, the Committee may, in accordance with such rules as it may adopt, accept shares of Common Stock received in connection with the exercise of the Option being taxed or otherwise previously acquired in satisfaction of any withholding requirements or tax liability arising from the exercise of such Option to the extent permitted by applicable law and regulations. The shares of Common Stock used to satisfy tax withholding obligations shall not again be available for the purposes of this Plan.

(h) The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to (i) permit the exercise of any Option prior to the time such Option would otherwise become exercisable under the terms of the Award Agreement, or (ii) extend the exercise period of any outstanding Option, provided no Option may be exercised beyond the sixth anniversary of the Date of Grant of such Option.

(i) Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Participant’s termination of employment with the Company for any reason following a Change in Control, any outstanding Option shall be deemed fully vested and exercisable for the post-termination exercise period set forth in the applicable Award Agreement.

7.	GRANT AND EXERCISE OF STOCK APPRECIATION RIGHTS

(a) The Committee may grant to any Participant one or more Awards of Stock Appreciation Rights on such terms and subject to such conditions as may be established by the Committee. An Award of Stock Appreciation Rights may be granted in such number, at such Exercise Price, and subject to such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments), not inconsistent with the terms of this Plan, as may be determined by the Committee at the time of grant.

(b) The Exercise Price of each share of Common Stock upon exercise of any Stock Appreciation Rights granted under the Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Each Stock Appreciation Right shall have a stated term not to exceed six (6) years from the Date of Grant

(c) Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee and set forth in the applicable Award Agreement (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the

Committee to avoid the issuance of any fractional share. The total number of shares of Common Stock with respect to which a Stock Appreciation Right is granted shall count against the pool of shares under Section 4.

(d) Each Award of Stock Appreciation Rights granted under this Plan shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by the Participant.

(e) The Company shall have the right to require a Participant to pay to the Company the cash amount of any taxes which the Company is required to withhold upon the exercise of a Stock Appreciation Right granted hereunder, provided that anything contained herein to the contrary notwithstanding, the Committee may, in accordance with such rules as it may adopt, withhold from the payment of Common Stock or cash otherwise payable to a Participant upon exercise of the Participant’s Stock Appreciation Right any required withholding or tax liability arising from the exercise of such Stock Appreciation Right to the extent permitted by applicable law and regulations. The shares of Common Stock used to satisfy tax withholding obligations shall not again be available for the purposes of this Plan.

(f) The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to (i) permit the exercise of any Stock Appreciation Right prior to the time such Stock Appreciation Right would otherwise become exercisable under the terms of the Award Agreement, or (ii) extend the exercise period of any outstanding Stock Appreciation Right, provided no Stock Appreciation Right may be exercised beyond the sixth anniversary of the Date of Grant of such Stock Appreciation Right.

(g) Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Participant’s termination of employment with the Company for any reason following a Change in Control, any outstanding Stock Appreciation Right shall be deemed fully vested and exercisable for the post-termination exercise period set forth in the applicable Award Agreement.

8.	GRANT OF RESTRICTED SHARES AND RESTRICTED SHARE UNITS

(a) The Committee may grant to any Participant one or more Awards of Restricted Shares or Restricted Share Units on such terms and subject to such conditions as may be established by the Committee. An Award of Restricted Shares or Restricted Share Units may be granted pursuant to such restrictions and provisions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, not inconsistent with the terms of this Plan, as may be established by the Committee. With respect to performance-based Awards of Restricted Shares and Restricted Share Units intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): revenues, free cash flow, return on assets, operating income, return on investment, economic value added, return on stockholders’ equity, stock price appreciation, total share return, earnings before interest, taxes, depreciation and amortization, earnings per share and/or growth in earnings per share.

(b) As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company or its designee, in physical or book entry form, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 8(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 8(d), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

(c) Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 8(b), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to a Restricted Share Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock or other securities distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 8(b).

(d) Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Sections 8(j) and 8(l), the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 8(k), the Company shall deliver (net of tax withholding) to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law. The shares of Common Stock used to satisfy tax withholding obligations shall not again be available for the purposes of this Plan.

(e) As soon as practicable after the Date of Grant of a Restricted Share Unit Award by the Committee, the Company shall cause to be entered upon its books a notional account for the Participant’s benefit indicating the number of Restricted Share Units awarded, subject to forfeiture as of the Date of Grant if an Award Agreement with respect to the Restricted Share Units covered by the Award is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of all restrictions applicable to a Restricted Stock Unit Award, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a stockholder of the Company with respect to the shares of Common Stock covered by such Restricted Stock Unit Award, including the right to vote such shares and the right to receive dividends; provided, that the Committee may, in its sole discretion, award a Participant dividend equivalents with respect to a Restricted Stock Unit Award in accordance with Section 12(h) of the Plan.

(f) Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Sections 8(j) and 8(l), the restrictions applicable to the Restricted Share Units shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 8(k), the Company shall deliver (net of tax withholdings) to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, either (i) a cash payment equal to the number of Restricted Share Units as to which such restrictions have lapsed multiplied by the Fair Market Value of a share of Common Stock as of the date the restrictions lapsed, or, (ii) solely in the Committee’s discretion, one or more share certificates registered in the name of the Participant, for the appropriate number of shares of Common Stock, free of all restrictions, except for any restrictions that may be imposed by law. If the Committee elects to settle Restricted Share Units in Common Stock, shares of Common Stock used to satisfy tax withholding obligations shall not again be available for the purposes of this Plan.

(g) None of the Restricted Shares or Restricted Share Units may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

(h) A Participant’s Restricted Share or Restricted Share Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services.

(i) Subject to Section 8(j), Restricted Shares shall be forfeited and returned to the Company, and Restricted Share Units shall be forfeited, and all rights of the Participant with respect to such Restricted Shares or Restricted Share Units shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Share or Restricted Share Unit Award and satisfied any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share or Restricted Share Unit Award.

(j) Notwithstanding anything contained in this Section 8 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares or Restricted Share Units) as the Committee shall deem appropriate.

(k) The Company shall have the right to offset against any cash or share settlement with respect to, or require a Participant to pay to the Company the cash amount of, any taxes which the Company is required to withhold with respect to any amount payable and/or shares issuable under such Participant’s Award under this Section 8. The Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines.

(l) Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions and forfeiture conditions applicable to the Restricted Share and Restricted Share Unit Award shall terminate or lapse fully and the Participant shall be deemed fully vested in such Award.

9.	OTHER STOCK-BASED AWARDS

(a) The Committee may grant to any Participant one or more Awards of other stock-based awards, including without limitation stock purchase rights (with or without loans to Participants by the Company, if permitted by applicable law, containing such terms as the Committee shall determine), Awards of shares of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock. The Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all such other terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee.

(b) In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Section 9 shall be subject to the following:

(i) Any Common Stock subject to Awards made under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses;

(ii) If specified by the Committee in the Award Agreement, the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award; and

(iii) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of the Participant’s termination of service with the Company or its Subsidiary prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

(c) Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions or forfeiture conditions applicable to an Other Stock-Based Award shall terminate or lapse fully and the Participant shall be deemed fully vested in such Award.

10.	ADJUSTMENTS TO REFLECT CAPITAL CHANGES

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the

Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year, and other determinations applicable to outstanding Awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) In addition, in the event that the Company is a party to a Merger, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

11.	AMENDMENT AND TERMINATION

This Plan may be amended or terminated at any time by the Board except with respect to any Awards then outstanding, and any Award granted under this Plan may be terminated at any time with the consent of the Participant. The Board may make such changes in and additions to this Plan as it may deem proper and in the best interest of the Company; provided, however, that no such action shall, without the consent of the Participant, materially impair any Award theretofore granted under this Plan; and provided, further, that no such action shall be taken without the approval of the stockholders of the Company if such stockholder approval is required under applicable law or the rules of the New York Stock Exchange. Notwithstanding any provision herein to the contrary, the repricing of Options or Stock Appreciation Rights is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or Stock Appreciation Right to lower its Purchase or Exercise Price, as applicable; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its Purchase or Exercise Price, as applicable, is greater than the Fair Market Value of the underlying shares of Common Stock in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 10 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. Notwithstanding anything contained herein, the Board may amend or revise this Plan to comply with applicable laws or governmental regulations.

12.	GENERAL PROVISIONS

(a) Each Award granted under this Plan shall be evidenced by a written Award Agreement containing such terms and conditions as the Committee may require, and no person shall have any rights under any Award granted under this Plan unless and until such Award Agreement has been executed and delivered by the Participant and the Company.

(b) In the event of any conflict between the terms of this Plan and any provision of any Award Agreement, the terms of this Plan shall be controlling.

(c) No Participant or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its Subsidiaries. Unless otherwise agreed by contract, the Company reserves the right to terminate its employment or service relationship with any person at any time and for any reason.

(d) Income realized as a result of a grant or an exercise of any Award under this Plan shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible unless otherwise specifically provided for in such plan.

(e) The obligation of the Company to sell and deliver shares of Common Stock with respect to any Award granted hereunder shall be subject to, as deemed necessary or appropriate by counsel for the Company, and the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the condition that such shares shall have been duly listed on such stock exchanges as the Common Stock is then listed.

(f) Anything in this Plan to the contrary notwithstanding, it is expressly agreed and understood that if any one or more provisions of this Plan shall be illegal or invalid such illegality or invalidity shall not invalidate this Plan or any other provisions thereof, but this Plan shall be effective in all respects as though the illegal or invalid provisions had not been included.

(g) All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware, other than the conflict of laws provisions thereof, and construed in accordance therewith.

(h) For any Award granted under the Plan other than an Option or a Stock Appreciation Right, the Committee shall have the discretion, upon the Date of Grant or thereafter, to provide for the payment of dividend equivalents to the Participant in connection with such Award or to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm the terms of such arrangement. For purposes of payment of dividend equivalents or settlement of any Dividend Equivalent Account, the amount to be paid or otherwise settled shall be rounded to the nearest one-hundredth of a dollar ($0.01). If a Dividend Equivalent Account is established, the following terms shall apply:

(i) Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date.

(ii) Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

(i) As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

(j) Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements or subplans to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

(k) All notices, elections, requests, demands and all other communications required or permitted by the Committee, the Company or a Participant under the Plan must be in writing and will be deemed to have been duly given when delivered personally, or received by certified or registered mail, return receipt requested, postage prepaid, or any third party delivery service providing guaranteed delivery service at the address of the receiving party. For purposes of this provision, the Company’s and the Committee’s address shall be the Company’s principal offices, and all notices, elections, requests, demands and all other communications shall be sent to the attention of the Company’s Chief Financial Officer, and all notices, elections, requests, demands and all other communications sent to a Participant shall be sent to the Participant’s last known address as reflected in the Company’s personnel records from time to time.

(l) If a Participant or any Beneficiary entitled to receive a payment under this Plan is, in the judgment of the Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Company may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Company: (i) the Participant’s designated Beneficiary (in the case of the Participant’s incapacity); (ii) the institution maintaining the Participant or the Beneficiary; (iii) a custodian under the Uniform Transfers to Minors Act of any state (in the case of the incapacity of a beneficiary); or (iv) the Participant’s or his or her Beneficiary’s spouse, children, parents or other relatives by blood or marriage. The Company is not required to ensure the proper application of any payment so made, and any such payment completely discharges all claims under this Plan against the Company to the extent of the payment.

(m) The Plan is intended to comply with the requirements of Section 409A of the Code to the extent an Award is intended to be subject to or otherwise exempt from Section 409A. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Committee, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan. In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder.

(n) To the extent that this Plan provides for or otherwise refers to issuance of certificates to reflect the transfer of shares of Common Stock pursuant to the terms of an Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.

Appendix B

CRANE CO. 2009 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1.  PURPOSE.

The purpose of this Crane Co. 2009 Non-Employee Director Compensation Plan (the “Plan”) is to attract and retain well-qualified persons for service as directors of Crane Co. (the “Company”), by providing non-employee directors of the Company with compensation in connection with their service to the Company through the payment of annual retainer, meeting and other cash fees, and by providing for the grant of equity and equity-like interests in the Company, thereby increasing their proprietary interest in the Company and their personal interest in the Company’s continued success. This Plan supersedes the The Crane Co. 2007 Non-Employee Director Compensation Plan and The Crane Co. 2000 Non-Employee Director Stock Compensation Plan (collectively, the “Prior Plans”) and no new awards shall be made under the Prior Plans following the Effective Date of this Plan; provided, that the Prior Plans shall remain applicable to awards granted under those plans prior to the Effective Date of this Plan.

The Plan was approved by the Board of Directors of the Company (the “Board”) on January 26, 2009 and shall become effective upon approval by the stockholders of the Company (the “Effective Date”). The Plan shall remain in effect until terminated by action of the Board.

2.  DEFINITIONS.

(a) “Affiliate” means a subsidiary, division or affiliate of the Company, as determined in accordance with Code Sections 414(b), (c) or (m).

(b) “Audit Committee” means the Audit Committee of the Board.

(c) “Board” has the meaning set forth in Section 1.

(d) “Change in Control” shall mean the occurrence of one of the following: (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of the Company’s Common Stock calculated as provided in paragraph (d) of said Rule 13d-3; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the consummation of any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (iv) a majority of the members of the Board being replaced during any twelve (12) month period commencing on the Effective Date, by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment. In all respects, the definition of “Change in Control” shall be interpreted, and limited to the extent necessary, to comply with Code Section 409A and the applicable regulations and any successor statute, regulation and guidance thereto.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended.

(f) “Committee Chair” means the individual who chairs a committee or a sub-committee of the Board to which the Board has delegated authority with respect to certain functions, including the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and any other committee or sub-committee established by the Board.

(g) “Common Stock” means a share of the Company’s common stock, par value $1.00 per share.

(h) “Company” means Crane Co., a Delaware corporation, and any successor to all or substantially all of its assets or business.

(i) “Compensation Committee” means the Management Organization and Compensation Committee of the Board.

(j) “Deferred Stock Unit” or “DSU” means a notional bookkeeping entry representing the equivalent of a share of Common Stock, which is deferred in accordance with the terms and conditions of this Plan, and represents the Company’s obligation to issue one share of Common Stock in accordance with the terms and conditions of this Plan.

(k) “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. A determination of Disability shall be made in good faith by a majority vote of the Compensation Committee, based solely on the opinion of one or more physicians chosen by the Compensation Committee.

(l) “Effective Date” of the Plan is the date the stockholders of the Company approve the Plan.

(m) “Executive Committee” means the Executive Committee of the Board.

(n) “Exercise Price” means the amount established by the Board in the Award Agreement in accordance with Section 5(b) which is required to purchase each share of Common Stock upon exercise of the Option.

(o) “Fair Market Value” means, as of any applicable date, the closing sales price of the Common Stock on the New York Stock Exchange-Composite Transactions Tape on such date, or, if no sale of Common Stock has been recorded on such date, then on the next preceding date on which a sale was so made. In the event the Common Stock is not admitted to trade on a securities exchange, the Fair Market Value as of any given date shall be as determined in good faith by the Board.

(p) “Nominating and Governance Committee” means the Nominating and Governance Committee of the Board.

(q) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate of the Company.

(r) “Option” means an option to purchase shares of Common Stock.

(s) “Participant” means a Non-Employee Director of the Company who is eligible to participate in the Plan under Section 4(a) hereof.

(t) “Plan” means this Crane Co. 2009 Non-Employee Director Compensation Plan.

(u) “Prior Plans” has the meaning set forth in Section 1.

(v) “Separate from Service” means a Participant ceasing to be a member of the Board for any reason, determined in accordance with Code Section 409A and the applicable regulations and any successor statute, regulation and guidance thereto.

3.  ADMINISTRATION.

Responsibility and authority to administer and interpret the provisions of this Plan shall be conferred upon the Compensation Committee. The Compensation Committee shall record its proceedings under this Plan. The Compensation Committee may employ attorneys, consultants, accountants or other persons, and the Compensation Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Compensation Committee shall be paid by the Company. The Compensation Committee acts under this Plan in accordance with the authority granted to it under the Company’s Charter for the Management Organization and Compensation Committee (the “Charter”). Actions taken under the Plan that are described herein as actions by the Compensation Committee under the terms of the Plan, but which require Board approval under the Charter, shall be deemed to include, for purposes of the Plan, such action by the Board. All actions taken and all interpretations and determinations made by the

Compensation Committee in good faith shall be final and binding upon all Participants who have received awards, the Company and other interested persons. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or awards made hereunder, and all members of the Compensation Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.  ELIGIBILITY; STOCK SUBJECT TO PLAN.

(a) All Non-Employee Directors of the Company shall be Participants in this Plan, provided that any director who is age 65 or older on the Effective Date and who elected, prior to the Effective Date, to continue his participation in the Crane Co. Retirement Plan for Non-Employee Directors, shall not be eligible to receive any stock option grants under this Plan.

(b) The total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed the sum of (i) 600,000 shares plus (ii) any shares added to the Plan related to an award granted under any Prior Plan that expires, is forfeited or is terminated as provided by Sections 4(c) and 4(d) below. Of the total number of shares of Common Stock authorized to be awarded under the Plan, no more than the sum of (i) 300,000 shares plus (ii) any shares added to the Plan related to a DSU award granted under any Prior Plan that is forfeited or terminated as provided by Section 4(d) below (the “DSU Award Reserve”) shall be awarded as DSUs. Notwithstanding the foregoing, in the event the entire DSU Award Reserve has been used, the Committee may award additional DSUs from the remaining available shares of Common Stock, provided that each share of Common Stock so awarded as DSUs shall count as 2.5 shares against such remaining available shares of Common Stock. The number of shares available for grants under the Plan shall be subject to adjustment in accordance with Section 8 hereof. Such shares shall be made available, at the discretion of the Board, either from the authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased in the open market.

(c) Subject to the provisions of Section 5(d), any shares subject to an Option granted under this Plan or any Prior Plan that expires, is forfeited or terminated for any reason without having been exercised in full, shall be available for future grants under this Plan.

(d) Any shares subject to a DSU granted under this Plan or any Prior Plan that is forfeited or terminated for any reason prior to the date that the restrictions on such award would have otherwise lapsed shall be available for future grants under this Plan.

(e) Any award settled in cash shall not be counted as shares of Common Stock for any purpose under the Plan.

(f) To the extent that any shares underlying an award of DSUs granted under this Plan are returned to the reserve of shares available to be awarded under the Plan in accordance with this Section 4, then the number of shares of Common Stock added back to the total Plan reserve available for grants under Section 4(b) of the Plan for each such underlying share shall be equal to (i) one share if the original award was granted out of the DSU Award Reserve and such share shall again be available to be awarded from the DSU Award Reserve, and (ii) two and one-half shares if the original award was not granted out of the DSU Award Reserve.

5.  STOCK OPTIONS.

(a) Upon review of the Compensation Committee’s recommendations from time to time with respect to the compensation of Non-Employee Directors, the Board may grant to any Participant one ore more awards of Options entitling the Participant to purchase shares of Common Stock from the Company on such terms and subject to such conditions as may be established by the Board. An award of Options may be granted in such number, at such Exercise Price, and subject to such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments), not inconsistent with the terms of this Plan, as may be determined by the Board at the time of grant.

(b) The Exercise Price of each share of Common Stock upon exercise of any Option granted under the Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Each Option shall have a stated term not to exceed ten (10) years from the date of grant.

(c) The Exercise Price of the shares purchased upon the exercise of an Option shall be paid in full at the time of exercise in cash or in whole or in part by tendering (either actually or by attestation) shares of Common Stock; provided, however, any shares of Common Stock that are thereby tendered shall not become available for issuance for purposes of this Plan. The value of each share of Common Stock delivered in payment of all or part of the Exercise Price upon the exercise of an Option shall be the Fair Market Value of the Common Stock on the date the Option is exercised. Exercise of Options shall also be permitted, if approved by the Board, in accordance with a cashless exercise program under which, if so instructed by an optionee, shares of Common Stock may be issued directly to the optionee’s broker or dealer upon receipt of an irrevocable written notice of exercise from the optionee.

(d) The Board, upon such terms and conditions as it shall deem appropriate, may (but shall not be obligated to) authorize on behalf of the Company the acceptance of the surrender of the right to exercise an Option or a portion thereof (but only to the extent and in the amounts that such Option shall then be exercisable) and the payment by the Company therefor of an amount equal to the excess of the Fair Market Value on the date of surrender of the shares of Common Stock covered by such Option or portion thereof over the aggregate Exercise Price of such shares. Such payment shall be made in shares of Common Stock (valued at such Fair Market Value) or in cash, or partly in cash and partly in shares of Common Stock, as the Board shall determine. The shares of Common Stock covered by any Option or portion thereof, as to which the right to exercise shall have been so surrendered, shall not again be available for the purposes of this Plan.

(e) Each Option granted under this Plan shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, Options may be transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for the benefit of such family members.

(f) The Board, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the date of grant, to (i) permit the exercise of any Option prior to the time such Option would otherwise become exercisable under the terms of the award agreement, or (ii) extend the exercise period of any outstanding Option, provided no Option may be exercised beyond the tenth anniversary of the date of grant of such Option.

6.  BOARD AND COMMITTEE RETAINERS, MEETING FEES AND COMMITTEE CHAIR FEES.

(a) Board Retainers.

(i) Each Participant shall receive an annual retainer, in an amount fixed from time to time by the Board (after consideration of the Compensation Committee’s recommendations), which amount shall initially be equal to Seventy-Five Thousand Dollars ($75,000). Fifty percent (50%) of each annual retainer shall be payable in cash, and fifty percent (50%) of each retainer shall be delivered in Deferred Stock Units to be credited to the Participant’s account established in Section 7, and subject to the terms and conditions set forth in Section 7.

(ii) The annual retainer payments set forth above shall be payable (or credited, as applicable) in substantially equal monthly installments over the twelve (12) month period following the close of the Company’s annual stockholders’ meeting each year; provided, however, to the extent a Participant is first appointed to the Board as a Non-Employee Director after the Effective Date, but at a time other than the Company’s annual stockholders’ meeting, then such Participant shall be entitled to a prorated portion of the annual retainer determined under this Section 6(a), based on the number of days between the date of appointment and the date of the next following annual stockholders’ meeting of the Company, and such prorated retainer will be paid (or credited, as applicable) to such Participant in substantially equal monthly installments over the period between the date of appointment and the date of the next following annual stockholders’ meeting of the Company.

(iii) Notwithstanding the foregoing, in lieu of receiving the cash portion of the annual retainer as set forth above, each Participant may elect (on forms furnished by the Compensation Committee) to defer all (but not less than all) of the cash portion of the annual retainer in the form of Deferred Stock Units to be credited to the Participant’s account established in Section 7, and subject to the terms and conditions set forth in Section 7;

provided, however, any such election will only be effective with respect to the annual retainers to which the Participant may be entitled in calendar years following the calendar year in which such election is made and timely delivered to the Compensation Committee. Any change or revocation of an election hereunder shall only be effective for annual retainers to which the Participant may be entitled in calendar years following the calendar year in which the election change or revocation is made and timely delivered to the Compensation Committee; provided, however, any election change with respect to the timing of payment will be subject to the provisions set forth in Section 7(c)(ii).

(b) Meeting Fees.

Each Participant shall receive a cash payment, in an amount fixed from time to time by the Board (after consideration of the Compensation Committee’s recommendations), for each Board meeting and Board committee meeting that the Participant attends (in person, or, if approved by the Board, by teleconference), payable in cash within five (5) business days following the end of the month in which such meeting occurred.

(c) Committee Chair Fees and Supplemental Committee Retainers.

(i) In addition to the benefits otherwise set forth in this Section 6, each of the Committee Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee (and such other committees as the Board may establish from time to time) shall be paid an annual fee for serving as a Committee Chair, in such amounts fixed from time to time by the Board (after consideration of the Compensation Committee’s recommendations). The annual Committee Chair fees shall be payable in cash in equal monthly installments over the twelve (12) month period following the close of the Company’s annual stockholders’ meeting each year; provided, however, to the extent a Participant is first appointed as Committee Chair after the Effective Date, but at a time other than the Company’s annual stockholders’ meeting, then such Participant shall be entitled to a prorated portion of the annual Committee Chair fee determined under this Section 6(c)(i), based on the number of days between the date of appointment and the date of the next following annual stockholders’ meeting of the Company, and such prorated fee will be paid to such Participant in equal monthly installments over the period between the date of appointment and the date of the next following annual stockholders’ meeting of the Company.

(ii) In addition to the benefits otherwise set forth in this Section 6, each member of the Executive Committee shall be paid a supplemental retainer fee, in such amount fixed from time to time by the Board (after consideration of the Compensation Committee’s recommendations). The supplemental Executive Committee retainer fees shall be payable in cash at the close of the Company’s annual stockholders’ meeting each year; provided, however, to the extent a Participant is first appointed to the Executive Committee after the Effective Date, but at a time other than the Company’s annual stockholders’ meeting, then such Participant shall be entitled to a prorated portion of the supplemental Executive Committee retainer fee determined under this Section 6(c)(ii), based on the number of days between the date of appointment and the date of the next following annual stockholders’ meeting of the Company, and such prorated fee will be paid to such Participant immediately following the date of appointment.

7.  DEFERRED STOCK UNITS.

(a) Accounts.  The Company shall establish a bookkeeping account for each Participant. The bookkeeping account for each Participant shall be credited with DSUs in accordance with this Section 7.

(b) Credits.  The bookkeeping account of each Participant who serves as an eligible Non-Employee Director at the close of each annual stockholders’ meeting of the Company shall be credited with the number of DSUs with an aggregate Fair Market Value as of the date of grant equal to 50% of the annual retainer fee described in Section 6(a)(i), rounded to the nearest number of whole DSUs. In addition, in accordance with and subject to the terms and conditions set forth in Section 6(a)(iii), upon proper and timely election by a Participant, the bookkeeping account of the Participant shall be credited from time to time with the number of DSUs having an aggregate Fair Market Value that equals the dollar amount that the Participant elects to defer into DSUs in accordance with Section 6(a)(iii), rounded to the nearest number of whole DSUs. All such credits shall be deemed to be made (and DSUs granted) on the date of the Company’s annual stockholders’ meeting each year.

In addition, upon review of the Compensation Committee’s recommendations with respect to the compensation of Non-Employee Directors, the Board reserves the right, in its sole discretion, to grant additional DSUs to any Participant from time to time to recognize and reward such Participant for the Participant’s contributions to the Company, and any such additional DSUs shall be credited to the Participant’s account hereunder upon the date of grant.

Each DSU credit under this Section 7 shall be accounted for separately, and each such credit shall vest in full on the first anniversary of the date of grant, provided, however, all DSUs under this Section 7 shall become fully vested upon the death or Disability of a Participant, or upon a Change in Control. In addition, when a Participant Separates from Service with the Board for any reason or no reason (other than the Participant’s death or Disability, or a Change in Control), to the extent any DSUs in the Participant’s account hereunder are not fully vested, the Board reserves the right to accelerate the vesting of such DSUs in its sole discretion.

(c) Settlement.

(i) Only to the extent vested under the terms of this Plan at the time of distribution pursuant to this Section 7(c), at the time the Participant Separates from Service with the Board, all the Participant’s vested DSUs shall be distributed as shares of Common Stock equal to the number of vested DSUs in the Participant’s account hereunder. Distribution of shares under this Section 7(c)(i) shall be made within twenty (20) business days following the date the Participant Separates from Service with the Board, subject to compliance with Section 10(c) hereof. The unvested portion of a Participant’s account at the time such Participant Separates from Service with the Board shall be forfeited by the Participant for all purposes.

(ii) Notwithstanding the foregoing, participants may elect to defer settlement of DSUs, but only if the Participant makes such election (on forms furnished by the Compensation Committee) at least twelve (12) months prior to the date the Participant Separates from Service with the Board, and distribution of the Participant’s account under this Section 7(c) is deferred for at least five (5) years following the date the Participant would otherwise be entitled to a distribution of the Participant’s account hereunder.

(d) Voting and Dividend Rights.  Participants shall have no voting rights as stockholders of the Company with respect to DSUs. However, each Participant shall have credited to his or her account under this Plan an additional number of DSUs having an aggregate Fair Market Value equal to the per-share dividend paid to the shareholders of the Company, determined as and when such dividends are otherwise paid, for each DSU held by the Participant, rounded to the nearest one-hundredth of a DSU. Such additional DSUs shall be distributed to the Participant as and when DSUs are settled under Section 7(c) above. Any fractional DSU credited to the Participant’s account at the time of settlement shall be paid in cash based on the Fair Market Value of the Common Stock on the settlement date.

8.  ADJUSTMENTS TO REFLECT CAPITAL CHANGES.

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Compensation Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Options or DSUs, the Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding awards. The Compensation Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) In addition, in the event that the Company is a party to a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company, outstanding Options and DSUs shall be subject to the agreement governing the transaction. Such agreement may provide, without limitation, for the continuation of outstanding awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such outstanding awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

9.  AMENDMENT AND TERMINATION.

This Plan may be amended or terminated at any time by the Board except with respect to any awards then outstanding, and any award granted under this Plan may be terminated at any time with the consent of the Participant. The Board may make such changes in and additions to this Plan as it may deem proper and in the best interest of the Company; provided, however, that no such action shall, without the consent of the Participant, materially impair any award theretofore granted under this Plan; and provided, further, that no such action shall be taken without the approval of the stockholders of the Company if such stockholder approval is required under applicable law or the rules of the New York Stock Exchange. Notwithstanding any provision herein to the contrary, the repricing of any Options is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Option to lower its purchase price; (2) any other action that is treated as a “repricing” under generally accepted accounting principles; and (3) repurchasing for cash or canceling an Option at a time when its purchase price is greater than the Fair Market Value of the underlying shares of Common Stock in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 8 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. Notwithstanding anything contained herein, the Board may amend or revise this Plan to comply with applicable laws or governmental regulations.

10.  GENERAL PROVISIONS.

(a) Each award granted under this Plan shall be evidenced by a written award agreement containing such terms and conditions as the Board may require, and no person shall have any rights under any award granted under this Plan unless and until such award agreement has been executed and delivered by the Participant and the Company.

(b) In the event of any conflict between the terms of this Plan and any provision of any award agreement, the terms of this Plan shall be controlling.

(c) Neither this Plan nor any action taken hereunder shall be construed as giving any director any right to serve as a director or in any other capacity for the Company or any of its Affiliates.

(d) The obligation of the Company to sell and deliver shares of Common Stock (whether pursuant to the exercise of an Option or the settlement of DSUs) hereunder shall be subject to, as deemed necessary or appropriate by counsel for the Company, and the Board shall have the sole discretion to impose such conditions, restrictions and limitations (including delaying the settlement date of any DSUs, suspending exercises of Options and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Option or DSU unless and until the Board determines that such issuance complies with (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the condition that such shares shall have been duly listed on such stock exchanges as the Common Stock is then listed.

(e) Anything in this Plan to the contrary notwithstanding, it is expressly agreed and understood that if any one or more provisions of this Plan shall be illegal or invalid such illegality or invalidity shall not invalidate this Plan or any other provisions thereof, but this Plan shall be effective in all respects as though the illegal or invalid provisions had not been included.

(f) All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware, other than the conflict of laws provisions thereof, and construed in accordance therewith.

(g) As a condition to receipt of any award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

(h) Awards under the Plan may be granted to such Participants who are residing in foreign jurisdictions as the Board in its sole discretion may determine from time to time. The Board may adopt such supplements or subplans to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

(i) All notices, elections, requests, demands and all other communications required or permitted by the Compensation Committee, the Company or a Participant under the Plan must be in writing and will be deemed to have been duly given when delivered personally, or received by certified or registered mail, return receipt requested, postage prepaid, or any third party delivery service providing guaranteed delivery service at the address of the receiving party. For purposes of this provision, the Company’s and the Compensation Committee’s address shall be the Company’s principal offices, and all notices, elections, requests, demands and all other communications shall be sent to the attention of the Company’s Chief Financial Officer, and all notices, elections, requests, demands and all other communications sent to a Participant shall be sent to the Participant’s last known address as reflected in the Company’s personnel records from time to time.

(j) If a Participant or any beneficiary entitled to receive a payment under this Plan is, in the judgment of the Compensation Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Company may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Company: (i) the Participant’s designated beneficiary under Section 10(o) (in the case of the Participant’s incapacity); (ii) the institution maintaining the Participant or the beneficiary; (iii) a custodian under the Uniform Transfers to Minors Act of any state (in the case of the incapacity of a beneficiary); or (iv) the Participant’s or his or her beneficiary’s spouse, children, parents or other relatives by blood or marriage. The Company is not required to ensure the proper application of any payment so made, and any such payment completely discharges all claims under this Plan against the Company to the extent of the payment.

(k) The Plan is intended to comply with the requirements of Section 409A of the Code to the extent an Award is intended to be subject to or otherwise exempt from Section 409A. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Committee, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan. In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder.

(l) To the extent that this Plan provides for or otherwise refers to issuance of certificates to reflect the transfer of shares of Common Stock pursuant to the terms of an Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.

(m) The Company shall not be required to fund or otherwise segregate assets to be used for the benefits payable pursuant to the Plan. All credited amounts hereunder in the form of DSUs shall remain the assets of the Company, subject to the claims of its general creditors. Any distribution hereunder shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan.

(n) Each Participant shall be solely responsible for the payment of all federal, state, local and other taxes that may be imposed on the Participant in connection with the benefits payable under this Plan. The Company makes no warranties regarding the tax treatment to any Participant of any benefits or payments made pursuant to this Plan, including, but not limited to, by operation of Code Section 409A, or any successor statute, regulation and guidance thereto. Each Participant will hold the Company, its Affiliates, and their respective officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken by the Company in good faith in connection with this Plan.

(o) A Participant may designate one or more primary beneficiaries or alternative beneficiaries to receive all or a specified part of his or her benefits under the Plan after the Participant’s death, and the Participant may change or revoke any such designation from time to time. No such designation, change or revocation is effective unless executed by the Participant and received by the Compensation Committee during the Participant’s lifetime. If a Participant (i) fails to designate a beneficiary, (ii) revokes a beneficiary designation without naming another beneficiary, or (iii) designates one or more beneficiaries none of whom survives the Participant, for all or any portion of the benefits under the Plan, such benefits or portion thereof will be payable to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant’s estate.

(p) All vested DSU awards granted hereunder shall be included by the Company for purposes of determining the extent to which a Participant has met the Company’s Common Stock ownership guidelines for directors.

Appendix C

2009 CRANE CO. CORPORATE
EVA INCENTIVE COMPENSATION PLAN

1.  PURPOSE.

In 1988, Crane Co., a Delaware corporation (the “Company”), initially adopted an annual incentive compensation program based on the principles of Economic Value Added. The purpose of this approach is to maximize shareholder value by aligning management’s interests with those of the Company’s shareholders and rewarding management for sustainable and continuous improvement in the business being managed. The Board of Directors of the Company (the “Board”) has amended the Plan from time to time in various respects, including in order to more closely align the EVA calculations under the Plan for corporate office participants with the financial results reported to shareholders and to achieve greater transparency to the participants in the financial calculations required under the Plan. This document sets forth the Plan as in effect as of January 1, 2009 for the corporate office participants. For all periods prior to January 1, 2009, the provisions of the Plan as in effect prior to that date shall govern.

2.  DEFINITIONS.

For purposes of this Plan, the following capitalized terms shall have the respective meanings set forth below:

(a) “Annual Payout” means an annual cash payment to a Participant determined in accordance with Section 7.

(b) “Average Capital Employed” means, for any Plan Year, the average monthly invested capital for the year, calculated as the sum of (i) shareholders’ equity, (ii) short-term debt, (iii) long-term debt, (iv) the after-tax net reserves for asbestos-related claims, and (v) the after-tax net reserves relating to the Company’s Superfund site at Goodyear, Arizona, using a tax rate of 35 percent, less cash in excess of $25 million, as such amounts are set forth in the Company’s financial statements for the Plan Year.

(c) “Bank Account” means a bookkeeping account established for each Participant.

(d) “Board” shall have the meaning given to such term in Section 1.

(e) “Bonus Pool” means each of the bonus pools established in accordance with Section 5.

(f) “Company” shall have the meaning given to such term in Section 1.

(g) “Committee” means the Management Organization and Compensation Committee of the Board.

(h) “Cost of Capital” means, for any Plan Year, the weighted average cost of equity and the after-tax cost of debt. The cost of equity shall be fixed by the Committee no later than March 31 of the Plan Year. The after-tax cost of debt shall be the actual interest cost paid by the Company during the Plan Year divided by the average monthly debt outstanding during such Plan Year, adjusted by a tax rate of 35 percent. The Cost of Capital calculation shall be reviewed and approved by the Committee following the close of the Plan Year.

(i) “EVA” means, for any Plan Year, EVA Earnings less the product of the Cost of Capital multiplied by the Average Capital Employed.

(j) “EVA Award” means each Participant’s individual award amount for a Plan Year as determined in accordance with Section 6.

(k) “EVA Earnings” means net income for the Plan Year as set forth in the Company’s financial statements, plus the after-tax amount of interest expense, less the after-tax amount of interest income earned on cash in excess of $25 million during such Plan Year, plus the after-tax amount of any charges relating to the Company’s asbestos liability and its environmental liability for the Goodyear Superfund site during such Plan Year.

(l) “Participants” means the individuals designated by the Committee in accordance with Section 4 as eligible to participate in the Plan.

(m) “Participation Percentage” means the Bonus Pool percentage established for each Participant in accordance with Section 6. The aggregate Participation Percentages of all Participants for a Plan Year shall not exceed 100%.

(n) “Plan Year” means each calendar year during the term of this Plan.

(o) “Target Bonus” means a target bonus for each Participant, stated as a percentage of the Participant’s base annual salary for the Plan Year, established by the Committee in accordance with Section 4.

3.  ADMINISTRATION.

The Plan will be administered by the Committee. The Committee’s decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any EVA formula or calculation as provided in Sections 4, 5 and 6, to impose such conditions and restrictions on awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and awards made under the Plan as it may deem necessary or advisable. Notwithstanding the foregoing, the Committee may, in its discretion, delegate any or all of its powers and duties hereunder to the Company’s Chief Executive Officer, provided that, with respect to the participation hereunder by the Chief Executive Officer and any other officers of the Company whose compensation is subject to the deduction limitation set forth in Section 162(m) of the Internal Revenue Code, all such powers and duties shall remain with the Committee to the extent necessary to ensure, to the extent practicable, that amounts payable under this Plan qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Internal Revenue Code and the regulations thereunder.

The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.  ELIGIBILITY.

The persons who shall participate in this Plan shall be such officers and other key employees of the Company as may be designated as Participants by the Company’s Chief Executive Officer. Not later than March 31 of each Plan Year, the Committee shall fix a Participation Percentage and a Target Bonus for each Participant, provided that the Participation Percentage and Target Bonus for a Participant who becomes a Participant during the Plan Year shall be fixed at the time such participation commences.

5.  CALCULATION OF EVA AND DETERMINATION OF BONUS POOL.

As soon as practicable following the close of each Plan Year, the Company shall determine, subject to review and approval by the Committee, the EVA for such Plan Year upon which the Bonus Pool calculation shall be based.

For each Plan Year, a Bonus Pool shall be established by applying a formula to the EVA for the Plan Year. Such formula shall utilize either or both a percentage of the change in the EVA of the Company from the prior Plan Year, whether positive or negative, and a percentage of the positive EVA, if any, in the current Plan Year. Unless and until revised by the Committee, the Bonus Pool for the Company shall be determined as follows:

If Prior Year EVA was:	The Current Plan Year EVA Formula is:

Positive	10% of the change in EVA (positive or negative) from prior Plan Year plus 6% of any positive EVA in current Plan Year
Negative	15% of the change in EVA (positive or negative) from prior Plan Year

The Committee may adjust the foregoing formula in such manner, including the rate of change in EVA in relation to variation in operating results, as it may determine in its sole discretion to be necessary or desirable in order to preserve and promote the incentivizing behavior targeted by this Plan. Any such adjustments shall be determined by the Committee no later than March 31 of the Plan Year.

6.  DETERMINATION OF PARTICIPANT EVA AWARDS.

Each Participant’s EVA Award for a Plan Year shall be equal to the Bonus Pool for such Plan Year multiplied by such Participant’s Participation Percentage. The Chief Executive Officer will retain discretion to revise a Participant’s Participation Percentage if the Chief Executive Officer deems it appropriate as circumstances develop during the Plan Year; provided, however, in the case of an executive officer whose compensation is subject to the provisions of Section 162(m) of the Internal Revenue Code, such revision may be made only by the Committee and may only have a negative effect on the amount of such Participant’s EVA Award for the Plan Year. As soon as practicable after the end of the Plan Year, the Committee will review and adopt a resolution approving the calculation of EVA, the Bonus Pool and the EVA Award for each Participant pursuant to the formula established at the beginning of the year (revised downward if the Committee so determines); provided, however, that no EVA Award with respect to any executive officer whose compensation is subject to the provisions of Section 162(m) of the Internal Revenue Code may exceed $3,000,000 for any particular Plan Year.

7.  ANNUAL PAYOUTS AND ALLOCATIONS TO PARTICIPANTS’ BANK ACCOUNTS.

As soon as practicable after each Participant’s EVA Award for a Plan Year has been determined, each Participant shall receive an Annual Payout determined in accordance with this Section 7. All Annual Payouts shall be paid in a lump sum as soon as practicable after the Annual Payout amounts are determined by the Committee.

(a) Positive EVA Award.  If the EVA Award is a positive amount, the Participant shall first receive an amount equal to the lesser of (i) the total amount of such EVA Award or (ii) the Participant’s Target Bonus. If a Participant’s EVA Award exceeds such Target Bonus amount for that Plan Year, the excess shall be credited to the Participant’s Bank Account and there shall be added to the Annual Payout described in the immediately preceding sentence an amount equal to one-third (1/3) of the amount in the Participant’s Bank Account following such credit. If a Participant’s EVA Award is less than the Target Bonus amount for that Plan Year, the Participant shall receive payout amounts from the Participant’s Bank Account (if and to the extent the balance therein is positive) until the total amount received, including any amounts paid from the EVA Award, equals the Target Bonus, and if there is any remaining positive balance in the Participant’s Bank Account after such payment, the Participant shall receive one-third of such remaining amount.

(b) Negative EVA Award.  If a Participant’s EVA Award is a negative amount, (i) the Participant shall receive payout amounts from the Participant’s Bank Account (if and to the extent the balance therein is positive) until the total amount received equals the Target Bonus, (ii) then the negative EVA Award shall be applied to the Participant’s Bank Account and (iii) if there is any remaining positive balance in the Participant’s Bank Account after application of the negative EVA Award, the Participant shall receive one-third of such remaining amount.

(c) Bank Account. Following payment of the Annual Payout as described above, the remainder of the Bank Account balance will represent the Participant’s “equity” in his or her EVA Bank Account for future years. Interest shall be credited to the undistributed positive amount credited to each Participant’s Bank Account at the rate of 6% per annum. A negative account balance shall not accrue interest.

8.	TREATMENT OF PARTICIPANTS’ BANK ACCOUNTS UPON TERMINATION OF EMPLOYMENT OR OTHER EVENTS.

If a Participant leaves the Company by reason of termination or resignation or ceases to be eligible to participate in the Plan, his or her Bank Account balance will be treated as follows:

EVENT	DISPOSITION OF ACCOUNT BALANCE

Terminate/quit	Lose Bank Account balance
Removed from plan/demotion	Bank Account balance paid out in two equal installments on the two succeeding Annual Payout dates
Unit sold by Crane Co.	Receive Bank Account balance in cash
Retirement at age 65, or at age 62 with at least 10 years of service	Receive Bank Account balance in cash
Death or disability	Receive Bank Account balance in cash
Unit spun off	No payout; Bank Account balance continued with spun off company
Crane Co. acquired	Receive Bank Account balance in cash
Transfer to another business unit	Bank Account balance transfers with Participant to new unit

9.  MISCELLANEOUS.

(a) Plan Amendment and Termination.  The Board may modify, suspend or terminate the Plan at any time.

(b) Effect of Award on Other Employee Benefits.  By acceptance of participation in this Plan, each Participant agrees that his or her EVA Award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except that Annual Payouts made under this Plan shall be included in the employee’s compensation for purposes of the Company’s qualified and nonqualified retirement plans.

(c) No Right to Continued Employment or Additional Awards.  The receipt of an EVA Award shall not give the Participant any right to continued employment, and the right and power to dismiss any Participant from his or her employment is specifically reserved to the Company. In addition, the receipt of an EVA Award with respect to any Plan Year shall not entitle the recipient to an EVA Award with respect to any subsequent Plan Year.

(d) Adjustments to Performance Goals.  When a performance goal is based on EVA or other quantifiable financial or accounting measure, it may be necessary to exclude significant non-budgeted or non-controllable gains or losses from actual financial results in order to properly measure performance. The Committee will decide those items that shall be considered in adjusting actual results.

(e) Withholding Taxes.  The Company shall have the right to deduct from all payments under this Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

(f) Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, other than the conflict of law provisions thereof.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 7:00 a.m., Eastern Time, on April 20, 2009.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/cr
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

  Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-5 and AGAINST Proposal 6.
1. Election of Directors

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
01 -	Donald G. Cook	☐	☐	☐	02 -	Robert S. Evans	☐	☐	☐	03 -	Eric C. Fast	☐	☐	☐
	(term expiring 2012)					(term expiring 2012)					(term expiring 2012)
		For	Against	Abstain
04 -	Dorsey R. Gardner	☐	☐	☐
(term expiring 2012)

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2009	☐	☐	☐	3.	Approval of the 2009 Stock Incentive Plan	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
4.	Approval of the 2009 Non-Employee Director Compensation Plan	☐	☐	☐	5.	Approval of the 2009 Corporate EVA Incentive Compensation Plan	☐	☐	☐
		For	Against	Abstain
6.	Approval of shareholder proposal concerning adoption of the MacBride Principles	☐	☐	☐
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

INVESTOR INFORMATION
Visit our web site at www.craneco.com where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.
You may automatically receive e-mail notification of Crane Co. news, the Company’s SEC filings, and Crane’s daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.
You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).
ELECTRONIC DELIVERY OF PROXY MATERIALS
Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/us/ecomms.
You can locate your account number on your stock certificate, dividend check or plan statement.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Crane Co.

Annual Meeting of Shareholders April 20, 2009
This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 27, 2009 at the Annual Meeting of Shareholders of Crane Co. to be held in the Elm Meeting Room at the Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 20, 2009 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.
The undersigned, if a participant in the Crane Co. 401(k) Plan (the “Plan”), directs Vanguard Company, Trustee, to vote all Crane Co. common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on April 20, 2009, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.
You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees and FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.